UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K/A

Amendment No. 1 to
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2001

MEDICIS PHARMACEUTICAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization.)	0-18443 (Commission File No.)	52-1574808 (I.R.S. Employer Identification No.)

8125 North Hayden Road, Scottsdale, Arizona 85258
(Address and Zip Code of Principal Executive Offices)

602-808-8800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

This current report on Form 8-K/A amends and supplements the current report filed on Form 8-K by Medicis Pharmaceutical Corporation (“Medicis” or the “Company”) on November 16, 2001 in connection with the merger on November 15, 2001 among Ascent Pediatrics, Inc. (“Ascent”), Medicis and MPC Merger Corporation, a wholly owned subsidiary of Medicis.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

A.	FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

(i.)	The following historical financial statements together with the report of independent accountants are filed herewith:

Ascent Pediatrics, Inc.

Report of Independent Accountants

Balance Sheets as of December 31, 2000 and 1999

Statements of Operations for the years ended December 31, 2000, 1999 and 1998

Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2000, 1999 and 1998

Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998

Notes to Financial Statements

(ii.)	The following unaudited historical condensed financial statements are filed herewith:

Ascent Pediatrics, Inc.

Condensed Balance Sheets as of September 30, 2001 and December 31, 2000

Condensed Statements of Operations for the three and nine months ended September 30, 2001 and 2000

Condensed Statements of Cash Flows for the nine months ended September 30, 2001 and 2000

Notes to Unaudited Condensed Financial Statements

B.	PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements are filed herewith:

Medicis Pharmaceutical Corporation

Unaudited Pro Forma Combined Consolidated Balance Sheet as of September 30, 2001

Unaudited Pro Forma Combined Consolidated Statement of Income for the year ended June 30, 2001

Unaudited Pro Forma Combined Consolidated Statement of Income for the three months ended September 30, 2001

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

C.	EXHIBITS

The following exhibits are furnished as required by Item 7(c):

2.1*	Agreement and Plan Merger * Previously filed

Item 7A. (i) ASCENT PEDIATRICS, INC. HISTORICAL FINANCIAL STATEMENTS WITH REPORT OF INDEPENDENT ACCOUNTANTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ascent Pediatrics, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Ascent Pediatrics, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses from operations, has negative working capital, stockholders’ deficit and requires additional financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Boston, Massachusetts
March 23, 2001

ASCENT PEDIATRICS, INC.
BALANCE SHEETS

	December 31,

	2000	1999

ASSETS

Current Assets

Cash and cash equivalents	$260,882	$1,067,049

Accounts receivable, less allowance for doubtful accounts of $137,000 and $67,000 at December 31, 2000 and 1999, respectively	812,373	759,098

Inventory	1,624,766	1,012,430

Other current assets	410,129	132,555

Total current assets	3,108,150	2,971,132

Fixed assets, net	378,879	516,165

Debt issue costs, net	1,267,433	1,882,365

Intangibles, net	—	9,857,648

Assets contingently transferred to Alpharma	10,493,146	—

Other assets	45,300	45,300

Total assets	$15,292,908	$15,272,610

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	$1,309,124	$1,645,302

Interest payable	1,270,240	523,023

Accrued expenses	961,421	1,600,855

Deferred revenue	738,544	—

Total current liabilities	4,279,329	3,769,180

Subordinated secured notes	20,706,113	21,461,041

Debt contingently extinguished by Alpharma	12,000,000	—

Other liabilities	14,080	—

Total liabilities	36,999,522	25,230,221

Commitments and contingencies (Note I)

Stockholders’ deficit

Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2000 and 1999, respectively	—	—

Common stock, $.00004 par value; 60,000,000 shares authorized; 9,781,814 and 9,643,883 shares issued and outstanding at December 31, 2000 and 1999, respectively	390	385

Additional paid-in capital	58,894,821	56,304,465

Accumulated deficit	(80,601,825)	(66,262,461)

Total stockholders’ deficit	(21,706,614)	(9,957,611)

Total liabilities and stockholders’ deficit	$15,292,908	$15,272,610

The accompanying notes are an integral part of the financial statements.

ASCENT PEDIATRICS, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2000	1999	1998

Product revenue, net	$3,395,470	$3,039,678	$4,352,899

Co-promotional revenue	1,068,562	4,007,500	122,819

Total net revenue	4,464,032	7,047,178	4,475,718

Costs and expenses

Costs of product sales	1,401,696	1,626,339	2,383,431

Selling, general and administrative	12,471,356	15,808,252	13,616,237

Research and development	2,003,489	3,833,310	4,522,046

Total costs and expenses	15,876,541	21,267,901	20,521,714

Loss from operations	(11,412,509)	(14,220,723)	(16,045,996)

Interest income	58,779	67,617	368,570

Interest expense	(3,063,583)	(1,499,574)	(1,387,412)

Other income	77,949	—	—

Loss before extraordinary item	(14,339,364)	(15,652,680)	(17,064,838)

Extraordinary item — loss on early extinguishment of debt, net of taxes of $0 (Note M)	—	—	1,166,463

Net loss	(14,339,364)	(15,652,680)	(18,231,301)

Preferred stock dividend	—	418,958	449,169

Net loss to common stockholders	$(14,339,364)	$(16,071,638)	$(18,680,470)

Results per common share basic and diluted:

Loss before extraordinary item	$(1.47)	$(1.91)	$(2.46)

Extraordinary item loss of early extinguishment on debt	$—	$—	$(0.17)

Preferred stock dividend	$—	$(0.05)	$(0.06)

Net loss to common stockholders	$(1.47)	$(1.96)	$(2.69)

Weighted average shares, basic and diluted	9,749,423	8,182,085	6,939,348

The accompanying notes are an integral part of the financial statements.

ASCENT PEDIATRICS, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Number of Shares
							Accumulated
					Additional		Other	Stockholders'
	Preferred	Common	Preferred	Par Value	Paid-In	Accumulated	Comprehensive	Equity
	Stock	Stock	Series G	Common	Capital	Deficit	Income	(Deficit)

Balance, December 31, 1997	0	6,893,332	—	276	47,891,846	(32,378,480)	1,116	15,514,758

Series G convertible exchangeable preferred stock, net of issuance costs of $538,749	7,000		6,461,251					6,461,251

Warrants issued to subordinated secured noteholders, net of issuance costs of $24,488					322,997			322,997

Common stock issued upon option exercise		29,963		1	40,499			40,500

Employee stock purchase plan		52,626		2	117,798			117,800

Amortization of unearned Compensation					27,300			27,300

Dividend on Series G convertible Exchangeable preferred stock					(449,169)			(449,169)

Change in unrealized loss on Securities							(1,116)	(1,116)

Net loss						(18,231,301)		(18,231,301)

Balance, December 31, 1998	7,000	6,975,921	$6,461,251	$279	$47,951,271	$(50,609,781)	$—	$3,803,020

Issuance of common stock pursuant to Furman Selz/Alpharma agreement		2,566,958		103	8,282,021			8,282,124

Conversion of preferred stock	(7,000)		(6,461,251)					(6,461,251)

Acceleration of accretion of secured debt					(242,079)			(242,079)

Acceleration of debt issue costs					(460,632)			(460,632)

Preferred stock dividend variable rate adjustment					210,153			210,153

Warrants and options issued to subordinated secured noteholders					811,263			811,263

Cashless exercise of warrants		17,408						—

Employee stock purchase plan		83,596		3	171,426			171,429

Dividend on Series G convertible exchangeable preferred stock					(418,958)			(418,958)

Net loss						(15,652,680)		(15,652,680)

Balance, December 31, 1999	—	9,643,883	$—	$385	$56,304,465	$(66,262,461)	$—	$(9,957,611)

Warrants issued to subordinated secured noteholders and beneficial conversion feature					2,285,710			2,285,710

Exercise of stock options		97,000		4	228,232			228,236

Stock based compensation					4,445			4,445

Employee stock purchase plan		40,931		1	71,969			71,970

Net loss						(14,339,364)		(14,339,364)

Balance, December 31, 2000	—	9,781,814	$—	$390	$58,894,821	$(80,601,825)	$—	$(21,706,614)

The accompanying notes are an integral part of the financial statements.

ASCENT PEDIATRICS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2000	1999	1998

Cash flows for operating activities:

Net loss	$(14,339,364)	$(15,652,680)	$(18,231,301)

Adjustments to reconcile net loss to net cash used for operating activities:

Depreciation and amortization	1,026,544	1,074,852	472,113

Non-cash interest expense	767,030	554,439	1,323,083

Stock based compensation	4,445	—	—

Non-cash extraordinary items	—	—	1,166,463

Provision for bad debts	70,208	18,766	—

Inventory write-off	(62,481)	(539,825)	—

Loss on disposals of fixed assets	86,200	28,834	8,568

Changes in operating assets and liabilities:

Accounts receivable	(123,483)	140,443	(152,698)

Inventory	(830,456)	447,179	(130,287)

Other assets	(277,574)	188,671	(192,026)

Accounts payable	(336,178)	135,109	935

Interest payable	747,217	314,161	208,862

Accrued expenses	(639,434)	(512,794)	633,187

Deferred revenue	738,544	—	—

Other liabilities	14,080	—	—

Net cash used for operating activities	(13,154,702)	(13,802,845)	(14,893,101)

Cash flows used for investing activities:

Purchases of property and equipment	(309,266)	(222,815)	(356,335)

Payments related to acquisition	—	—	(5,500,000)

Sales of marketable securities	—	—	2,526,784

Net cash used for investing activities	(309,266)	(222,815)	(3,329,551)

Cash flows from financing activities:

Proceeds from issuance of common stock, net of issuance costs	300,206	1,122,065	185,600

Proceeds from sale of preferred stock, net of issuance costs	—	—	6,461,251

Proceeds from issuance of debt	10,908,038	13,286,226	8,652,515

Proceeds from issuance of debt related warrants	1,591,649	262,463	322,997

Repayment of debt	—	—	(6,125,000)

Payment of debt issue costs	(142,092)	(1,347,131)	(661,192)

Payments of preferred stock dividends	—	(402,691)	(142,354)

Net cash provided by financing activities	12,657,801	12,920,932	8,693,817

Net decrease in cash and cash equivalents	(806,167)	(1,104,728)	(9,528,835)

Cash and cash equivalents, beginning of year	1,067,049	2,171,777	11,700,612

Cash and cash equivalents, end of year	$260,882	$1,067,049	$2,171,777

Supplemental disclosures of cash flow information:

Cash paid during the year for:

Interest	$1,549,649	$818,460	$502,550

Non-cash transactions:

Conversion of convertible and redeemable convertible preferred stock to common stock	—	6,461,251	—

Repricing of common stock warrants	650,937	—	—

The accompanying notes are an integral part of the financial statements.

ASCENT PEDIATRICS, INC.
NOTES TO FINANCIAL STATEMENTS

A. NATURE OF BUSINESS

Ascent Pediatrics, Inc. (“Ascent” or the “Company”), formerly Ascent Pharmaceuticals, Inc., incorporated in Delaware on March 16, 1989, is currently focused on marketing products exclusively to the pediatric market. Since its inception, until July 9, 1997, Ascent has operated as a development stage enterprise devoting substantially all of its efforts to establishing a new business. On July 10, 1997, the Company closed the acquisition of the Feverall line of acetaminophen rectal suppositories from Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) and subsequently commenced sales of the Feverall line of products. In October 1997, the Company also commenced sales of Pediamist nasal saline spray. During February 1999, the Company began marketing Omnicef® (cefdinir) oral suspension and capsules to pediatricians in the United States pursuant to a promotion agreement with Warner-Lambert Company, which agreement was subsequently terminated in January 2000. During May 1999, the Company began marketing Pediotic® (a combination corticosteroid/antibiotic) to pediatricians in the United States pursuant to a co-promotion agreement with King Pharmaceuticals, Inc., which agreement expired in April 2000. During February 2000, the Company began marketing Primsol solution, an internally-developed prescription antibiotic for the treatment of middle ear infections.

On December 29, 2000, Ascent sold its Feverall product line in an asset sale to Alpharma USPD Inc. (“Alpharma USPD”) in exchange for the cancellation by Alpharma USPD of $12.0 million of indebtedness owed to Alpharma USPD by Ascent under a 7.5% note issued to Alpharma USPD. Under the terms of the Product Purchase Agreement, Ascent has the option to repurchase the Feverall product line at anytime before December 29, 2001 for $12.0 million. As part of these agreements, Alpharma USPD agreed not to exercise its call option and we sold our Feverall product line in an asset sale to Alpharma USPD in exchange for the cancellation by Alpharma USPD of all of the indebtedness owed to Alpharma USPD by us under the loan agreement. During January 2001, the Company began marketing Orapred syrup, an internally-developed prescription corticosteroid for the treatment of inflammation.

The Company has incurred net losses since its inception and expects to incur additional operating losses in the future as the Company continues its product development programs, growth of its sales and marketing organization and introduces its products to the market. The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, limited sales and marketing experience, competition from substitute products and larger companies, customers’ reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third-party manufacturers, distributors, collaborators and limited suppliers, product liability, and dependence on key individuals.

PLAN OF OPERATIONS

At December 31, 2000, the Company’s cumulative deficit was approximately $80,602,000. Such losses have resulted primarily from costs incurred in the Company’s product development programs, costs associated with raising equity capital and the establishment and maintenance of the Company’s sales force. The Company expects to incur additional operating losses as it continues its product development programs and maintains its sales and marketing organization and introduces product, and expects cumulative losses to increase. Ascent anticipates that, based upon its current operating plan and its existing capital resources, it will have enough cash through December 31, 2001 for operations but not to pay debt due during December 31, 2001. The Company expects that it will borrow the entire $10.25 million available under Ascent’s financing arrangements with FS Ascent Investments. As of March 30, 2001, Ascent has drawn down $5.0 million.

Ascent anticipates that, based upon its current operating plan, including anticipated sales of Primsol and Orapred, its existing capital resources and access to the funds under its credit facility with FS Investments, it will have enough cash to fund operations through December 31, 2001, however, Ascent will not have enough cash to pay the $875,000 in interest and the $165,000 in deferred Series G preferred stock dividends due during December 2001. Ascent will need additional funds beyond December 31, 2001 to repay this debt and to operate the Company. If adequate funds are not available, Ascent may be required to (i) obtain funds on unfavorable terms that may require Ascent to relinquish rights to certain of its technologies or products or that would significantly dilute Ascent’s stockholders, (ii) significantly scale back or terminate operations and/or (iii) seek relief under applicable bankruptcy laws.

If additional financing is not obtained, the Company may be unable to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates include the allowance for doubtful accounts and accrued expenses. Actual results could differ from those estimates.

Reclassifications

Certain prior year financial statement items may have been reclassified to conform to the current year’s presentation.

Cash and cash equivalents

Cash and cash equivalents consists of highly liquid investments with original maturities of three months or less.

Fair value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Revenue from three customers was 35% of total net revenue for the year ended December 31, 2000. Three customers comprised 44% of the accounts receivable balance at December 31, 2000.

Inventory

Inventories, consisting of raw materials and finished goods, are stated at the lower of costs (determined on a first-in, first-out basis) or market.

Fixed Assets

Fixed assets are recorded at cost. Equipment and furniture and fixtures are depreciated on a straight-line basis over the useful life of the asset, typically five or seven years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the life of the lease or the useful life of the asset. When assets are sold or retired, the related cost and accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in the results of operations. Repairs and maintenance costs are expensed as incurred.

Intangible Assets

Intangible assets consisted of goodwill, patents, trademarks and a manufacturing agreement and were amortized using the straight-line method over useful lives of fifteen to twenty years. The Company periodically reviews the propriety of carrying amounts of its intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustment to the carrying value or estimated useful lives. This evaluation compares the expected future cash flows against the net book values of related intangible assets. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss as a charge to operations. If impaired, the intangible asset would be written down to the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. Impairment of goodwill, if any, is measured periodically on the basis of whether anticipated undiscounted operating cash flows generated by the acquired businesses will recover the recorded net goodwill balances over the remaining amortization period. See footnote F for a discussion on the sale of all the intangibles in December 2000 to Alpharma USPD.

Revenue Recognition

Product revenue is recognized upon evidence of an arrangement, when the related fee is fixed or determinable and collection of the fee is reasonably assured. Additionally, revenues for any product that is subject to a right of return is deferred until such time that the right of return lapses, generally when the Company’s customers fulfill prescriptions to the consumer. Co-promotion revenue is recognized as earned based upon the performance requirements of the respective agreement.

Research and Development Expenses

Research and development costs are expensed as incurred.

Advertising Expenses

Costs for catalogs and other media are expensed as incurred. For the years ended December 31, 2000, 1999, and 1998, costs were $1,556,683, $1,402,236 and $1,278,002, respectively.

Income Taxes

The Company accounts for income taxes under Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Accounting for Stock-Based Compensation

The Company continues to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and has elected the disclosure-only alternative permitted under the Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. The Company has disclosed the pro forma net loss and pro forma net loss per share in the footnotes using the fair value based method in fiscal years 2000, 1999, and 1998.

Net Loss Per Common Share

Basic net income (loss) per common share is computed based on the weighted average number of common and common equivalent shares outstanding during the period. Diluted net income (loss) per common share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted earnings per share does not assume the issuance of common shares that have an antidilutive effect on net income (loss) per common share.

Options, warrants, and preferred stock to purchase or convert to 7,880,174, 5,664,264 and 1,890,487 depositary shares or shares of common stock were outstanding as of December 31, 2000, 1999, and 1998, but were not included in the computation of diluted net loss per common share. These potentially dilutive securities have not been included in the computation of diluted net loss per common share because the Company is in a loss position, and the inclusion of such shares, therefore, would be antidilutive.

Additionally, options, warrants and debt to purchase 8,435,243, 6,053,762 and 3,026,603 depositary shares or shares of common stock were outstanding as of December 31, 2000, 1999, and 1998, respectively, but were not included in the computation of diluted net loss per common share because the options and warrants have exercise prices greater than the average market price of the common shares and, therefore, would be antidilutive under the treasury stock method.

Comprehensive Income

Components of comprehensive income are net income and all other non-owner changes in equity such as the change in the unrealized gains and losses on certain marketable securities. For the years ended December 31, 200, 1999 and 1998 comprehensive income was the same as net income.

Debt Issue Costs

The costs incurred for the issuance of debt are capitalized as debt issue costs and are amortized over the life of the debt with the amortization being charged to interest expense on the statement of operations.

Recent Accounting Pronouncements

In December 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 summarizes certain of the Staff’s views in applying generally accepted accounting principles to revenue recognition issues in financial statements. The application of the guidance in SAB 101 was effective in the fourth quarter of fiscal 2000. Ascent adopted SAB 101 since in the first quarter of 2000 and the results of operations have been reflected accordingly.

In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an interpretation of APB Opinion No. 25” (“FIN 44”). FIN 44 clarifies the application of APB Opinion No. 25 to certain issues including: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for the exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 are applicable retroactively to specific events occurring after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 has not had a material impact on the Company’s financial position or results of operations.

Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) requires that all derivative investments be recorded in the balance sheet at fair value. During 1999, Financial Accounting Standards Board Statement No. 137, “Accounting for Derivative Instruments and Hedging Activities deferral of the Effective Date of the Statement of Financial Accounting Standards No. 133” (“SFAS 137”) was issued. This statement amended SFAS 133 by deferring the effective date to fiscal quarters beginning after June 15, 2001. The Company will adopt SFAS 133 in the fiscal quarter beginning after June 15, 2001, although the Company has not historically entered into transactions involving derivative instruments, nor has it hedged any of its business activities, so it does not believe that adoption of SFAS 133 will have any effect on its financial statements.

In September 2000, the FASB issued SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125”. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125’s provisions without reconsideration. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31,

2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not expect the adoption of SFAS No. 140 to have a material impact on its financial position or results of operations.

C. ACCOUNTS RECEIVABLE

The allowance for doubtful accounts had the following activity:

	Balance
	at			Balance
Fiscal	beginning			at end
year end	of year	Additions	Deductions	of year

1998	$50,000	$—	$1,810	$48,190

1999	$48,190	$48,657	$29,891	$66,956

2000	$66,956	$84,068	$13,860	$137,164

D. INVENTORIES

Inventories consist of the following:

	December 31,

	2000	1999

Raw materials	$965,538	$375,719

Finished goods	659,228	636,711

Total	$1,624,766	$1,012,430

E. FIXED ASSETS

         Fixed assets consisted of the following:

	December 31,

	2000	1999

Equipment	$1,344,538	$1,121,708

Furniture and fixtures	257,528	257,292

Leasehold improvements	98,213	98,213

Total equipment	$1,700,279	$1,477,213

Less:

Accumulated depreciation	(1,321,400)	(961,048)

Total	$378,879	$516,165

Depreciation expense amounted to $360,352, $408,711 and $376,437 for the years ended December 31, 2000, 1999, and 1998, respectively.

F. INTANGIBLE ASSETS

On July 10, 1997, the Company completed the acquisition of the Feverall acetaminophen suppository product line and certain related assets, including the Feverall trademark and the Feverall Sprinkle Caps powder and Acetaminophen Uniserts suppository product lines (the “Product Lines”) from Upsher-Smith Laboratories, Inc. (“Upsher-Smith”). The purchase price of $11,905,145, including related costs of $183,880, consisted of cash of $6,405,145 and a promissory note issued to Upsher-Smith for $5,500,000, which was paid in February 1998.

The purchase price was allocated to the assets acquired based on their estimated respective fair values on the date of acquisition as follows:

		USEFUL
	AMOUNT	LIVES
	(IN MILLIONS)	(IN YEARS)

Inventory	$0.4	—

Trademark	4.5	20

Manufacturing agreement	5.0	15

Goodwill	2.0	20

Total	$11.9	20

Pursuant to the acquisition of the Product Lines, the Company entered into a manufacturing agreement with Upsher-Smith. The initial term of the agreement is five years with an option for two additional five-year terms. Optional term potential price increases are capped at 5% per option. The Company pays Upsher-Smith on the basis of the fully absorbed costs plus a fixed percent.

On December 29, 2000, Ascent entered into a series of agreements with Alpharma USPD, a wholly-owned subsidiary of Alpharma, Inc. (“Alpharma”), including a Product Purchase Agreement. Pursuant to the terms of the Product Purchase Agreement, Ascent sold its Feverall product line in an asset sale to Alpharma USPD in exchange for the cancellation by Alpharma USPD of $12.0 million of indebtedness owed to Alpharma USPD by Ascent under a note issued pursuant to the Loan Agreement, dated as of February 16, 1999, as amended, by and among Ascent, Alpharma USPD and Alpharma (the “Loan Agreement”). The consideration paid under the Product Purchase Agreement was determined based on the arms-length negotiation between the parties. Under the terms of the Product Purchase Agreement, Ascent has the option to repurchase the Feverall product line at anytime within the next 12 months for $12.0 million (see Note O). In accordance with the applicable accounting guidance, 5E, the gain of approximately $1.5 million on the sale of the assets is being deferred until the option to repurchase the product line has expired. The net assets are recorded on the balance sheet as “Assets contingently transferred to Alpharma USPD” and the 7.5% note is recorded as “Debt contingently extinguished by Alpharma USPD”.

Accumulated amortization of intangible assets was $2,303,238 and $1,657,045 at December 29, 2000 and December 31, 1999, respectively.

Amortization expense for intangible assets was $666,193, $666,141 and $691,717 for the years ended December 31, 2000, 1999 and 1998, respectively.

G. CO-PROMOTION AGREEMENTS

OMNICEF

In November 1998, the Company signed a promotion agreement with Warner-Lambert Company to begin marketing, in February 1999, OMNICEF® (cefdinir) oral suspension and capsules to pediatricians in the United States. The Company agreed to promote OMNICEF® (cefdinir) oral suspension and capsules as part of its strategy to leverage its marketing and sales capabilities, including its domestic sales force. This agreement was terminated in January 2000 after the consummation by Warner-Lambert Company of the sale of its assets with respect to OMNICEF® (cefdinir) to Abbott Laboratories. The Company recognized $1,069,000 and $3,382,000 as revenue earned for this agreement for the years ended December 31, 2000 and 1999, respectively.

PEDIOTIC

In April 1999, the Company entered into a one-year co-promotion agreement with King Pharmaceuticals Inc. to begin marketing, in May 1999, Pediotic® (a combination corticosteroid/antibiotic) to pediatricians in the United States. As compensation for the Company’s co-promotional efforts, King Pharmaceuticals had agreed to pay the Company a base fee with incremental revenue based on achieving certain goals above a specified amount. The agreement expired in April 2000. The Company recognized $0 and $625,000 as revenue earned for this agreement for the years ended December 31, 2000 and 1999, respectively.

H. INCOME TAXES

The provision for income taxes consists of the following:

	Years Ended December 31,

	2000	1999	1998

Deferred tax expenses/(benefits):

Federal	(2,704,897)	(5,206,072)	(5,433,714)

State	(3,392,439)	(1,496,718)	(2,096,174)

Change in Valuation Allowance	6,097,336	6,702,790	7,529,888

Total Deferred	0	0	0

Total Provision	$0	$0	$0

Temporary differences that give rise to significant deferred tax assets as of December 31, 2000 and 1999 are as follows:

	2000	1999

Net operating loss carryforwards	$26,983,874	$18,706,086

Credit carryforward	1,120,555	909,546

Amortization of intangibles	(1,606,696)	—

Capitalized expenses:

Research and development	4,895,066	5,567,393

G&A	1,043,909	1,703,220

Other	109,674	(97,360)

Total deferred tax assets	32,546,382	26,788,885

Valuation allowance	(32,546,382)	(26,788,885)

Net deferred tax asset	$—	$—

The provision for income taxes differs from the Federal statutory rate due to the following:

	Year Ended December 31,

	2000	1999	1998

Tax at statutory rate	(34.0)%	(34.0)%	(34.0)%

State taxes — net of federal benefit	(5.9)	(6.3)	(8.0)

Other	(2.6)	(2.5)	0.3

Change in valuation allowance	42.5	42.8	41.7

Effective tax rate	0.0%	0.0%	0.0%

At December 31, 2000 Ascent had federal and state net operating loss carryforwards (“NOL”) of approximately $68,956,990 and $65,291,825, respectively, which may be available to offset future federal and state income tax liabilities and expire at various dates from 2006 through 2020. Additionally, Ascent had federal and state credit carryforwards of approximately $790,000 and $500,000, respectively. As required by Statement of Financial

Accounting Standards No. 109, management of Ascent has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating losses and carryforwards. Management has determined that it is more likely than not that Ascent will not recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of approximately $32,546,382 has been established at December 31, 2000.

Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

I. COMMITMENTS

The Company leases office space and equipment under noncancelable operating leases expiring through the year 2002. The Company has an option to renew the building lease for an additional five-year period. Rent expense was $306,902, $306,948, and $300,904 for fiscal years 2000, 1999 and 1998, respectively.

Future minimum lease and subleased commitments are as follows:

	Leases	Sublease	Net

2001	$583,442	$84,481	$498,961

2002	237,556	14,080	223,476

2003	161,161	—	161,161

2004	16,792	—	16,792

2005	868	—	868

Total	$999,819	$98,561	$901,258

The Company is a party to a supply agreement with a third party manufacturer under which the third party manufacturer has agreed to manufacture Primsol trimethoprim solution and Orapred Syrup for the Company, and the Company has agreed to purchase all amounts of such products as it may require for the sale in the United States from that third party manufacturer in accordance with agreed upon price schedules. Under the agreement for the Primsol trimethoprim solution, the agreement may be terminated by either party on three months notice any time after October 17, 2004. Under the agreement for the Orapred syrup, the agreement may be terminated by either party on twelve months notice after six years from the date of the first product shipment. The Company currently has outstanding purchase agreements of $68,115 with this third party manufacturer.

J. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,

	2000	1999

Employee compensation expenses	$342,296	$1,033,187

Legal and accounting expenses	74,910	81,726

Selling fees and chargebacks	171,743	78,071

Preferred stock dividend	323,082	323,082

Other	49,390	84,789

	$961,421	$1,600,855

K. STOCKHOLDERS’ EQUITY AND PREFERRED STOCK

In June 1997, the Company completed its initial public offering (“Public Offering”) of 2,240,000 shares of Common Stock, raising approximately $17.5 million of net proceeds after deducting offering costs. Concurrent with the closing of the initial public offering, all 5,208,657 shares of Series A convertible preferred stock, Series B convertible preferred stock, Series D redeemable convertible preferred stock, Series E redeemable convertible preferred stock and Series F redeemable convertible preferred stock were converted into 4,440,559 shares of common stock.

After the closing of the initial public offering, the Company was authorized to issue up to 5,000,000 shares of Preferred Stock, $0.01 par value per share, in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

On June 1, 1998, the Company issued and sold to funds affiliated with Furman Selz Investments and BancBoston Ventures 7,000 shares of Series G convertible exchangeable preferred stock for an aggregate purchase price of $7 million. The Series G preferred stock was convertible into common stock at a price of $4.75 per share (which was above the fair market value of the Company’s common stock on June 1, 1998) and was entitled to cumulative annual dividends equal to 8% of the liquidation preference of such stock ($1,000), payable semiannually in June and December of each year, commencing December 1998. The Series G preferred stock could have been exchanged for 8% seven-year convertible subordinated notes having an aggregate principle amount equal to the aggregate liquidation preference of the preferred stock solely at the option of the Company any time within the seven years of issuance of the preferred stock (see Note O).

On February 16, 1999, the Company entered into a second amendment to the May 1998 Series G Purchase Agreement, providing for, among other things, (a) the Company’s agreement to exercise its right to exchange all outstanding shares of Series G preferred stock for convertible subordinated notes in accordance with the terms of the Series G preferred stock, (b) the reduction in the exercise price of warrants to purchase 2,116,958 shares of common stock of the Company from $4.75 per share to $3.00 per share and the agreement of the Series G purchasers to exercise these warrants, (c) the issuance and sale to the Series G purchasers of an aggregate of 300,000 shares of common stock of the Company at a price of $3.00 per share and (d) the cancellation of approximately $7.25 million of principal under the subordinated notes held by the Series G purchasers to pay the exercise price of the warrants and the purchase price of the additional 300,000 shares of common stock. In addition, the Company entered into an amendment to a financial advisory services fee agreement with ING Furman Selz whereby the Company agreed to issue 150,000 shares of common stock to ING Furman Selz in lieu of the payment of certain financial advisory fees. On July 23, 1999, following the approval by the Company’s stockholders of the reduction in the exercise price of the warrants and the issuance of the additional shares of common stock to the Series G purchasers and ING Furman Selz, and in connection with the consummation of the Company’s strategic alliance with Alpharma, the Company and the Series G purchasers consummated the transactions contemplated above.

On July 23, 1999, the Company consummated a merger with a wholly-owned subsidiary pursuant to which each share of common stock of the Company was converted into one depositary share (each, a “Depositary Share”), representing one share of common stock, subject to a call option, and represented by a depositary receipt. As used in these financial statements, the terms “Common Stock” and “common shares” includes the Depositary Shares and the term “common stockholders” includes the holders of Depositary Shares for all periods from and after July 23, 1999.

L. INCENTIVE PLANS

1992 Equity Incentive Plan

On September 15, 1992, the Board of Directors adopted the 1992 Equity Incentive Plan (the “1992 Plan”) which was approved by the shareholders on March 4, 1993. Under the 1992 Plan, as amended, The Board of Directors or a Committee appointed by the Board of Directors is permitted to award shares of restricted common stock or to grant stock options for the purchase of common stock to employees, consultants, advisors and members of the Board of Directors, up to a maximum of 1,850,000 shares and to provide that the maximum number of shares with respect to which awards and options may be granted to any employee during any calendar year be 500,000 shares. The 1992 Plan terminates on the earlier of (i) the day after the tenth anniversary of its adoption or (ii) upon issuance of all available shares.

The 1992 Plan provides for the granting of incentive stock options (ISOs), nonqualified stock options (NSOs) and stock awards. In the case of ISOs and NSOs, the exercise price may not be less than 100% (110% in certain cases for ISOs) of the fair market value per share of the common stock on the date of grant. In the case of stock awards, the purchase price will be determined by the Board of Directors.

Each option granted under the 1992 Plan may be exercisable either in full or in installments as set forth in the option agreement. Each option and all rights expire on the date specified by the Board of Directors or the Committee, but not more than ten years after the date on which the option is granted in the case of ISOs (five years in certain cases). Options vest between zero and five years from the date of grant. The fair value of options issued to non-employees is recorded as a charge to earnings over the service period.

In the case of awards of restricted common stock, the Board of Directors or the Committee determines the duration of certain restrictions on transfer of such stock. There have been no awards of restricted common stock made under this plan.

1999 Stock Incentive Plan

On April 14,1999 the Board of Directors voted to adopt the 1999 Stock Incentive Plan (the “1999 Plan”) which was approved by the shareholders on July 23, 1999. Under the 1999 Plan, the Board of Directors or a Committee appointed by the Board of Directors is permitted to award shares of restricted common stock or to grant stock options for the purchase of common stock to employees, consultants, advisors and members of the Board of Directors, up to a maximum of 500,000 shares. The 1999 Plan terminates on the earlier of (i) the day after the tenth anniversary of its adoption or (ii) upon issuance of all available shares. There have been no awards of restricted common stock made under this plan.

In June 2000, the 1999 Plan was amended to increase the number of shares of common stock issuable upon the grant of awards or upon exercise of stock options granted under the 1999 Plan to 1,250,000.

California Stock Option Plan

On December 13, 2000 the Board of Directors voted to adopt the California Stock Option Plan (the “California Plan”). Under the California Plan, the Board of Directors or a Committee appointed by the Board is permitted to award shares of restricted stock or to grant stock options for the purchase of common stock to employees, consultants, advisors and members of the Board of Directors who are residents of the State of California on the date of grant of such award. Awards may be made under the California Plan for up to 200,000 shares of common stock. The California Plan terminates on the earlier of (i) the day after the tenth anniversary of its adoption or (ii) upon issuance of all available shares. There were no awards of restricted common stock made during 2000.

A summary of all the Company’s stock option activity for the three years ended December 31, 2000 is as follows:

		Weighted		Weighted	Total
		Average		Average	Number Of
	Number of	Exercise	Number of	Exercise	Options and
	Options	Price	Warrants	Price	Warrants

Outstanding at December 31, 1997	1,095,061	$4.92	1,398,212	$4.78	2,493,273

Granted, 1998	996,450	3.85	2,116,958	4.75	3,113,408

Exercised, 1998	(29,963)	1.35	—	—	(29,963)

Terminated, 1998	(698,799)	6.50	—	—	(698,799)

Outstanding at December 31, 1998	1,362,749	$3.69	3,515,170	$4.76	4,877,919

Granted, 1999	781,275	5.46	1,450,000	3.00	2,231,275

Exercised, 1999	—	—	(2,134,442)	4.74	(2,134,442)

Terminated, 1999	(120,388)	5.90	—	—	(120,388)

Outstanding at December 31, 1999	2,023,636	$4.24	2,830,728	$3.87	4,854,364

Granted, 2000	1,025,750	1.42	9,750,000	1.31	10,775,750

Exercised, 2000	(97,000)	2.35	—	—	(97,000)

Terminated, 2000	(826,436)	3.76	(5,703,891)	3.14	(6,530,327)

Outstanding at December 31, 2000	2,125,950	$3.15	6,876,837	$3.25	9,002,787

Summarized information about employee, non-employee and Director stock options outstanding at December 31, 2000 is as follows:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Options	Life (Years)	Price	Options	Price

$0.69-1.32	509,000	9.5	$1.28	13,500	$1.16

1.38-1.88	392,600	9.0	1.42	152,807	1.41

2.35-3.00	407,775	7.1	2.45	337,398	2.42

3.50-3.88	407,500	6.6	3.75	223,500	3.74

6.75	302,075	7.6	6.75	20,577	6.75

7.06-9.13	107,000	5.9	8.73	99,500	8.70

	2,125,950		$3.15	847,282	$3.41

Options exercisable at December 31, 2000, 1999 and 1998 were 847,282, 1,016,649 and 538,191, respectively.

The weighted average fair value at the date of grant for options granted, all with exercise prices equal to the fair market value of the Company’s common stock on the date of grant, during 2000, 1999 and 1998 were $0.98, $2.96, and $1.42, respectively, per option.

In 1999, the Company issued stock options to non-employees in conjunction with the issuance of certain subordinated secured notes. The fair value of the options was recorded as debt issue costs and is being amortized as interest expense. The total interest expense recorded in 1999, related to these options, was $35,300. The total interest expense recorded in 2000, related to these options, was $21,100. These options were fully vested as of May 1, 2000.

In 2000, the Company issued stock options to non-employees in conjunction with consulting agreements. The options will vest over four years and the fair value will be marked to market until fully vested. The total expense recorded in 2000, related to these options, was $4,400.

1997 Employee Stock Purchase Plan

In March 1997, the Company adopted the 1997 Employee Stock Purchase Plan (the “Purchase Plan”), effective upon the closing of the initial public offering, pursuant to which rights are granted to purchase shares of common stock at 85% (or such other higher percentage as the Board of Directors determines to be appropriate) of the lesser of the fair market value of such shares at either the beginning or the end of each six month offering period. The Purchase Plan permits employees to purchase common stock through payroll deductions which may not exceed 10% of an employees compensation as defined in the plan. Under the Purchase Plan, the Company has reserved 500,000 shares of common stock for issuance to eligible employees. The Company issued 40,931, 83,596 and 52,626 shares of common stock in 2000, 1999 and 1998 for consideration of $71,970, $171,429 and $117,800, respectively, to employees pursuant to the Purchase Plan.

1997 Director Stock Option Plan

In March 1997, the Company adopted the 1997 Director Stock Option Plan (the “Director Plan”). Under the terms of the Director Plan, options to purchase 15,000 shares of common stock were granted to each of the non-employee directors upon the closing of the initial public offering at $9.00 per share. Options to purchase 15,000 shares of common stock are granted to each new non-employee director upon his or her initial election to the Board of Directors. Annual options to purchase 5,000 shares of common stock will be granted to each non-employee director on May 1 of each year commencing in 1998. All options will vest on the first anniversary of the date of grant. However, the exercisability of these options will be accelerated upon the occurrence of a change in control of the Company (as defined in the Director Plan). A total of 300,000 shares of common stock may be issued upon the exercise of stock options granted under the Director Plan. With the exception of the options granted to all non-employee directors on the day of the Public Offering, the exercise price of all options granted under the Director Plan will equal the closing price of the common stock on the date of grant. A total of 55,000, 55,000, and 50,000 options were granted under the Director Plan during the years ended December 31, 2000, 1999, and 1998, respectively.

401(k) Savings and Retirement Plan

On August 28, 1996 the Company adopted a 401(k) Savings and Retirement Plan (the “401(k) Plan”), a tax-qualified plan covering all of its employees who are at least 20.5 years of age and who have completed at least three months of service to the Company. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching cash contribution. In addition, the Company may contribute an additional amount to the 401(k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee’s compensation for the plan year to the aggregate compensation for the plan year for all eligible employees. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401(k) Plan is greater than $5,000, may elect to receive benefits as retirement income. Through December 31, 2000, the Company had not matched any cash contributions made by employees to the 401(k) plan.

Stock-Based Compensation Plans

The Company applies APB Opinion No. 25 and related Interpretations in accounting for the 1992 Plan, the 1999 Plan, the California Plan and the Purchase Plan. No compensation expense has been recognized for options granted to employees at fair market value and shares purchased under these plans. Had compensation expense for the stock-based compensation plans been determined based on the fair value at the grant dates for the options granted and shares purchased under the plan consistent with the method prescribed by SFAS 123, the net loss to common shareholders and net loss to common shareholders per share would have been as follows:

	2000		1999		1998

		Basic and		Basic and		Basic and
		Diluted Net		Diluted Net		Diluted Net
		Loss to		Loss to		Loss to
	Net Loss to	Common	Net Loss to	Common	Net Loss to	Common
	Common	Shareholder	Common	Shareholders	Common	Shareholders
	Stockholders	Per Share	Stockholders	Per Share	Stockholders	Per Share

As Reported	$(14,339,364)	$(1.47)	$(16,071,638)	$(1.96)	$(18,680,470)	$(2.69)

Pro Forma	(15,502,075)	(1.59)	(17,382,965)	(2.13)	(19,356,551)	(2.79)

The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net loss to common stockholders for future years. SFAS 123 does not apply to awards granted prior to fiscal year 1995 and additional awards are anticipated in future years.

The fair value of options and other equity instruments at the date of grant was estimated using the Black-Scholes option pricing model for 2000, 1999 and 1998 with the following assumptions:

	2000	1999	1998

Expected life (years) — stock options	4 years	4 years	4 years

Expected life (years) – Purchase Plan	.5	.5	.5

Risk-free interest rate	5.00 — 6.00%	4.91 — 6.15%	4.13 — 5.65%

Volatility	138%	92%	79%

Dividend yield	0	0	0

Expected forfeiture rate	27%	20%	10%

The Black-Scholes option pricing model was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility and expected forfeiture. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation.

M. STOCK OPTION REPRICING

On September 4, 1998, the Board of Directors of the Company and the Compensation Committee of the Board of Directors, by joint written action, authorized the Company to offer to grant each employee who held an outstanding stock option granted under the Company’s 1992 Plan, during the period commencing on June 1, 1997 and ending on June 10, 1998 with an exercise price greater than $3.75 per share (collectively, the “Old Options”), a new stock option (collectively, the “New Options”) under the 1992 Plan, in exchange for the cancellation of each such Old Option. Each such New Option would (i) have an exercise price of $3.75 per share which was above fair market value, (ii) be exercisable for the same number of shares of the Company’s common stock covered by the outstanding unexercised portion of the Old Option cancelled in exchange therefor, and (iii) have a vesting schedule that is based on the vesting schedule of the Old Option it replaces except that each installment covered by the Old Option would vest on the date six months after the date specified in the Old Option and that any part of the Old Option which is currently exercisable would remain exercisable and not be subject to such six month adjustment. Based on this offer, on September 4, 1998, the Company granted to employees New Options to purchase an aggregate of 555,450 shares of Common Stock, at an executable price of $3.75 per share in exchange for and upon cancellation of Old Options to purchase an aggregate of 555,450 shares of Common Stock with a weighted average exercise price of $6.97 per share.

N. SUBORDINATED SECURED NOTES AND RELATED WARRANTS

In January and June 1997, the Company issued an aggregate of $7.0 million of subordinated secured notes, resulting in net proceeds to the Company of $6,404,000. These subordinated secured notes were payable in eight equal quarterly principal payments and required quarterly interest payments on the unpaid principal balance, at a rate equal to the lesser of 10% or 3.5% over the prime rate, with the first quarterly payment due in December 1997. Accordingly, in December 1997, the Company paid an aggregate of $1,050,000 to the holders of these subordinated secured notes as the first quarterly payment.

In connection with the issuance of the subordinated secured notes, on January 31, 1997, the Company issued Series A warrants, to purchase an aggregate of 224,429 shares of common stock, and on June 4, 1997, the Company issued Series A warrants to purchase an aggregate of 336,644 shares of common stock and Series B warrants to purchase an aggregate of 218,195 shares of common stock, to the holders of the subordinates secured notes. The Series A warrants are exercisable at $0.01 per share for a period of seven years from the grant date and the Series B warrants are exercisable at $5.29 per share over the same period. None of these warrants were exercised in 1997 or 1998. The relative fair value of the warrants issued on January 31, 1997 was recorded as an allocation of approximately $450,000 from the subordinated secured notes issued on such date. Consequently, such subordinated secured notes were recorded at approximately $1,550,000. Similarly, the relative fair value of the warrants (as of June 4, 1997) issued on June 4, 1997 was recorded as an allocation of approximately $2,050,000 from the subordinated secured notes issued on such date. Consequently, such notes were recorded at approximately $2,950,000. Accordingly, approximately $2,500,000 of accretion will be charged to interest expense, in addition to the stated interest rates, over the terms of these subordinated secured notes. For the years ended December 31, 1998 and 1997, the accretion charges were $531,192 and $1,132,808, respectively, which were included in interest expense on the statements of operations. The Company also capitalized $596,040 of issuance costs related to the subordinated secured notes which will be amortized over the term of the notes. In June 1998, the Company used $5.3 million from the net proceeds of the Series G financing (see Note N) to repay the outstanding subordinated secured notes. As a result of the early repayment of the subordinated secured notes, the Company accelerated the $842,000 remaining unaccreted portion of the discount. In addition, $325,000 of unamortized debt issue costs were written off. These two items have been recorded as extraordinary items from the loss on early extinguishment of debt in accordance with SFAS 4, “Reporting Gains and Losses From Extinguishment of Debt.”

O. SERIES G PREFERRED STOCK, SUBORDINATED NOTES AND RELATED WARRANTS

On May 13, 1998, Ascent entered into a Series G Securities Purchase Agreement with funds affiliated with ING Furman Selz Investments LLC and BancBoston Ventures, Inc. In accordance with this agreement, on June 1, 1998, Ascent issued and sold to these funds an aggregate of 7,000 shares of Series G convertible exchangeable preferred stock, $9.0 million of 8% seven-year subordinated notes and seven-year warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock at a per share exercise price of $4.75 per share, which, as discussed below, was subsequently decreased, for an aggregate purchase price of $16.0 million. Of the $9.0 million of subordinated secured notes issued and sold by Ascent, $8,652,515 was allocated to the relative fair value of the subordinated notes and $347,485 was allocated to the relative fair value of the warrants. Accordingly, the 8% subordinated notes will be accreted from $8,652,515 to the maturity amount of $9,000,000 as interest expense over the term of the notes. The $347,485 allocated to the warrants was included in additional paid-in-capital. Ascent used a portion of the net proceeds, after fees and expenses, of $14.7 million to repay $5.3 million in existing indebtedness and used the balance for working capital. As a result of the early repayment of subordinated notes, Ascent accelerated the unaccreted portion of the discount amounting to $842,000. In addition, $325,000 of unamortized debt issue costs were written off.

In connection with Ascent’s strategic alliance with Alpharma USPD and Alpharma, Inc., which, as discussed below, was subsequently terminated, Ascent entered into a second amendment to the May 1998 securities purchase agreement. The second amendment provided for, among other things, (a) Ascent’s agreement to exercise its right to exchange all outstanding shares of Series G preferred stock for convertible subordinated notes in accordance with the terms of the Series G preferred stock, (b) the reduction in the exercise price of warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock from $4.75 per share to $3.00 per share and the agreement of the Series G purchasers to exercise these warrants, (c) the issuance and sale to the Series G purchasers of an aggregate of 300,000 shares of Ascent common stock at a price of $3.00 per share and (d) the cancellation of approximately $7.25 million of principal under the subordinated notes held by the Series G purchasers to pay the exercise price of the warrants and the purchase price of the additional 300,000 shares.

The subordinated notes and convertible notes bear interest at a rate of 8% per annum, payable semiannually in June and December of each year, commencing December 1998. Ascent deferred forty percent of the interest due on the subordinated notes and fifty percent of the dividend interest due on the convertible notes in each of December 1998, June 1999, December 1999 and June 2000 for a period of three years.

In the event of a change in control or unaffiliated merger of Ascent, Ascent could redeem the convertible notes issued upon exchange of the Series G preferred stock at a price equal to the liquidation preference plus accrued and unpaid dividends, although Ascent would be required to issue new common stock purchase warrants in connection with such redemption. In the event of a change of control or unaffiliated merger of Ascent, the holders of the convertible notes and the subordinated notes could require Ascent to redeem these notes at a price equal to the unpaid principal plus accrued and unpaid interest on such notes. In connection with the Series G financing, a representative of ING Furman Selz Investments was added to Ascent’s board of directors.

P. ING FURMAN SELZ LOAN ARRANGEMENTS

$4.0 Million Credit Facility. On July 1, 1999, Ascent entered into an arrangement with certain funds affiliated with ING Furman Selz Investments LLC under which such funds agreed to loan Ascent up to $4.0 million. Pursuant to this agreement, Ascent issued to the funds affiliated with ING Furman Selz 7.5% convertible subordinated notes in the aggregate principal amount of $4.0 million and warrants to purchase an aggregate of 600,000 depositary shares at an exercise price of $3.00 per share, which, as described below, was subsequently decreased to $0.05 per share, and which expire on July 1, 2006. As of February 2000, Ascent had borrowed the entire $4.0 million under this credit facility. Of the $4.0 million convertible subordinated notes issued and sold, $3,605,495 was allocated to the relative fair value of the convertible subordinated notes (classified as debt) and $394,505 was allocated to the relative fair value of the warrants (classified as additional paid-in-capital). Accordingly, the 7.5% convertible subordinated notes will be accreted from $3,605,495 to the maturity amount of $4,000,000 as interest expense over the term of the convertible subordinated notes. The notes mature on July 1, 2004 and are convertible into depositary shares at a conversion price of $3.00 per share. Interest on these notes is due and payable quarterly, in arrears, on the last day of each calendar quarter, and the outstanding principal on the notes is payable in full on July 1, 2004. In connection with this arrangement, a second representative of ING Furman Selz Investments was added to Ascent’s board of directors.

$10.0 Million Credit Facility. On October 15, 1999, Ascent entered into an arrangement with certain funds affiliated with ING Furman Selz under which such funds agreed to loan Ascent up to an additional $10.0 million. Pursuant to this agreement, Ascent issued to the funds affiliated with ING Furman Selz 7.5% convertible subordinated notes in the aggregate principal amount of $10.0 million and warrants to purchase an aggregate of 5,000,000 depositary shares at an original exercise price of $3.00 per share, which, as described below, was subsequently decreased to $0.05 per share, and which expire on October 15, 2006. As part of the right to draw down the $10.0 million, Ascent issued to the funds affiliated with ING Furman Selz 1,000,000 warrants which were valued at $513,500 (classified as debt issue costs). As of December 31, 2000, Ascent had borrowed an aggregate of $10.0 million under this credit facility. Of the $10.0 million of convertible subordinated notes issued and sold, $8,540,187 was allocated to the relative fair value of the convertible subordinated notes (classified as debt), and $1,459,813 was allocated to the relative fair value of the warrants (classified as additional paid-in-capital). Accordingly, the 7.5% convertible subordinated notes will be accreted from $8,540,187 to the maturity amount of $10.0 million as interest expense over the term of the convertible subordinated notes. The notes mature on July 1, 2004 and are convertible into Ascent depositary shares at a conversion price of $3.00 per share. Interest on these notes is due and payable quarterly, in arrears, on the last day of each calendar quarter, and the outstanding principal on the notes is payable in full on July 1, 2004.

$10.25 Million Credit Facility. On December 29, 2000, Ascent entered into a loan agreement with FS Ascent Investments LLC, which is affiliated with ING Furman Selz Investments (“FS Investments”), and a fifth amendment to the Series G securities purchase agreement. Pursuant to the loan agreement and the fifth amendment, Ascent will receive up to $10.25 million in financing from FS Investments. The financing is comprised of $6.25 million of 7.5% secured notes ($5.0 million of which has been advanced to Ascent in 2001) and $4.0 million of Series H preferred stock ($1,000 of which has been advanced in 2001). Under the terms of the notes, Ascent will pay interest quarterly and repay the outstanding principal of the notes on June 30, 2001, unless extended to no later than June 30, 2002 at Ascent’s election, or earlier upon a change in control (as defined in the loan agreement) of Ascent or certain other conditions. The notes will be secured by Ascent’s Primsol product line, including intellectual property rights of Ascent pertaining to Primsol, pursuant to a security agreement, dated as of December 29, 2000, by and between Ascent and FS Investments. The $6.25 million to be advanced to Ascent under the loan agreement will be obtained by FS Investments from Alpharma USPD under a loan agreement between FS Investments and Alpharma USPD. Under the terms of the Series H preferred stock, Ascent will be entitled to, and the holders of the Series H preferred stock will be entitled to cause Ascent to redeem the Series H preferred stock for a price equal to the liquidation amount of the Series H preferred stock, plus $10.0 million. In connection with the financing, Ascent agreed to issue warrants to FS Investments to purchase up to 10,950,000 depositary shares of Ascent at an exercise price of $.05 per share (of which warrants to purchase 1,950,000 depositary shares were issued on January 2, 2001) and reduced the exercise price of certain of the above described outstanding warrants to purchase a total of 5,600,000 depositary shares issued under the Series G securities purchase agreement from $3.00 to $0.05 per share (See Note R). The additional 9,000,000 warrants will be issued upon the extension of the due date of the principal of the note. The due date on the note can be extended in monthly increments with the first three extensions requiring the issuance of 1,000,000 warrants for each extension and the fourth, fifth and sixth extensions requiring the issuance of 2,000,000 warrants for each extension.

The Series H preferred stock is entitled to cumulative annual dividends payable on December 31, 2001 at the rate of 7.5% of the liquidation preference (as defined in the loan agreement dated as of December 29, 2000 between Ascent and FS Investments LLC). The Series H preferred stock is redeemable at the redemption price at any time after the demand date or the occurrence of a change in control (each as defined in such loan agreement) of Ascent at the option of the holders of the Series H preferred stock holding at least 80% of the shares of such stock then outstanding. Ascent may redeem all of the Series H preferred stock at the redemption price at any time. The holders of Series H preferred stock generally do not have any voting rights.

As of December 31, 2000, the commitment for principal debt payments over the next five years is as follows:

2001	$—

2002	—

2003	—

2004	14,000,000

2005 and thereafter	8,749,126

Total	$22,749,126

Q. ALPHARMA STRATEGIC ALLIANCE

On February 16, 1999, Ascent entered into a series of agreements with Alpharma, Inc. and its wholly-owned subsidiary, Alpharma USPD, which provided for a number of arrangements, including:

•	Call Option. In connection with the consummation of the strategic alliance, Ascent obtained a call option to acquire all of its outstanding common stock and assigned the call option to Alpharma USPD, thereby giving Alpharma USPD the option, exercisable in 2003, to purchase all of Ascent’s common stock then outstanding at a purchase price to be determined by a formula based on Ascent’s 2002 earnings.

•	$40.0 Million Credit Facility. Alpharma agreed to loan Ascent up to $40.0 million from time to time, $12.0 million of which could be used for general corporate purposes and $28.0 million of which may only be used for specified projects and acquisitions intended to enhance Ascent’s growth.

•	On February 19, 1999, Ascent borrowed $4.0 million from Alpharma under the loan agreement and issued Alpharma a 7.5% convertible subordinated note in the principal amount of up to $40.0 million. Ascent borrowed the entire $12.0 million available for general corporate purposes by June 2000. The note bears interest at a rate of 7.5% per annum, due and payable quarterly, in arrears on the last day of each calendar quarter.

On December 29, 2000, Ascent entered into a Termination Agreement with Alpharma USPD, Alpharma, the Original Lenders (as defined therein) and State Street Bank and Trust Company terminating the strategic alliance. Pursuant to the terms of the Termination Agreement, the parties terminated the (i) loan agreement, (ii) Master Agreement, dated as of February 16, 1999, as amended, by and among Ascent, Alpharma USPD and Alpharma, (iii) Guaranty Agreement, dated as of February 16, 1999, as amended, by Alpharma for the benefit of Ascent, (iv) Registration Rights Agreement, dated as of February 16, 1999, as amended, by and between Ascent and Alpharma USPD, (v) Subordination Agreement, dated as of February 16, 1999, as amended, by and among Ascent, Alpharma and the Original Lenders (as defined therein), (vi) covenants and obligations of the parties under the Supplemental Agreement, dated as of July 1, 1999, by and among Ascent, Alpharma USPD, Alpharma, the Original Lenders (as defined therein) and State Street and (vii) Second Supplemental Agreement, dated as of October 15, 1999, by and among Ascent, Alpharma USPD, Alpharma, the Original Lenders (as defined therein) and State Street (collectively, the “Ascent-Alpharma Agreements”).

In addition, under the Termination Agreement, Alpharma USPD agreed that it would not exercise its call option to acquire Ascent pursuant to the Depositary Agreement, dated as of February 16, 1999, as amended, by and among Ascent, Alpharma USPD and State Street, and that Mr. Anderson, president of Alpharma USPD, would resign as a director of Ascent effective as of December 29, 2000. Ascent agreed that upon the consummation of any change of control (as defined in the Termination Agreement) of Ascent, Ascent would pay to Alpharma USPD a fee equal to 2% of the aggregate consideration received by Ascent upon such event in excess of $65.0 million. This clause does not expire.

On December 29, 2000, Ascent also entered into a Product Purchase Agreement with Alpharma USPD. Pursuant to the terms of the Product Purchase Agreement, Ascent sold its Feverall product line in an asset sale to Alpharma USPD in exchange for the cancellation by Alpharma USPD of $12.0 million of indebtedness owed to Alpharma USPD by Ascent under a 7.5% note issued to Alpharma USPD. Under the terms of the Product Purchase Agreement, Ascent has the option to repurchase the Feverall product line at anytime before December 29, 2001 for $12.0 million. In accordance with the applicable accounting guidance, the gain of approximately $1.5 million on the sale of the assets is being deferred until the option to repurchase the product line has expired and the net assets are recorded on the balance sheet as “Assets contingently transferred to Alpharma USPD” and the 7.5% note is recorded as “Debt contingently extinguished by Alpharma USPD”.

R. STOCK PURCHASE WARRANTS

Pursuant to the Stock Purchase Agreement dated July 12, 1995, as amended August 16, 1995, the Company granted the purchasers of Series E redeemable convertible preferred stock, warrants to purchase an aggregate of 103,891 shares of common stock. These warrants, none of which had been exercised, were exercisable at $10.59 per share for a period of five years from the date of grant. These warrants expired during 2000.

Pursuant to the Stock Purchase Agreement dated June 28, 1996, as amended December 18, 1996 and February 28, 1997, the Company granted the purchasers of Series F redeemable convertible preferred stock warrants to purchase an aggregate of 651,334 shares of common stock. These warrants are exercisable at $7.65 per share for a period of five years from the date of grant. Prior to the closing of the Public Offering, a cashless exercise of 102,387 warrants resulted in the issuance of 13,296 shares of common stock. Upon the closing of the Public Offering, the aggregate number of shares issuable upon exercise of these warrants decreased from 548,947 to 466,604 and the per share exercise price increased from $7.65 to $9.00, pursuant to the terms of such warrants. These warrants, none of which were exercised in 1997, 1998, 1999 or 2000, retained the cashless exercise feature after the closing of the Public Offering.

On February 28, 1997, the Company issued warrants exercisable for an aggregate of 48,449 shares of common stock at a weighted average exercise price of $4.61 per share to certain financial advisors for services rendered for Series F redeemable convertible preferred stock. These warrants contain a cashless exercise feature and expire on February 28, 2002. During 1999, a cashless exercise of 11,474 warrants resulted in the issuance of 11,440 shares of common stock. No warrants were exercised during fiscal year ended December 31, 2000. These warrants expire on February 28, 2002.

In 1997, the Company also issued warrants to Subordinated Secured Note holders. Warrants were issued to purchase (i) 561,073 shares of common stock at an exercise price of $0.01 per share, and (ii) 218,195 shares of common stock at an exercise price of $5.29 per share (see Note N). The relative fair value was recorded as a contribution to additional paid in capital of $2,506,000. During 1999 a cashless exercise of 6,010 warrants, having an exercise price of $0.01 per share, resulted in the issuance of 5,968 shares of common stock. During 2000, none of these warrants were exercised. These warrants expire on January 31, 2004.

On June 1, 1998, the Company issued warrants to the purchasers of shares of Series G convertible exchangeable preferred stock to purchase 2,116,958 shares of common stock at an exercise price of $4.75 per share (see Note O), which expire June 1, 2005. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $323,000.

On June 30, 1999, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 300,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P), which expire on July 1, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $195,505.

On October 15, 1999, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 1,000,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P) which expire on October 15, 2006. The fair value of these warrants was recorded as a contribution to additional paid in capital of $513,500.

On December 30, 1999, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 150,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P), which expire on July 1, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $66,958.

On February 14, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 150,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P), which expire on July 1, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $131,837.

On March 13, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 375,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P) which expire on October 15, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $285,463.

On May 8, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 312,500 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P) which expire on October 15, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $150,355.

On June 5, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 312,500 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P) which expire on October 15. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $82,549.

On July 7, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 500,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P) which expire on October 15, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $117,776.

On August 7, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 500,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P) which expire on October 15, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $217,634.

On September 25, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 500,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P) which expire on October 15, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $226,565.

On November 1, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 500,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P), which expire on October 15, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $219,510.

On November 28, 2000, in connection with a debt issuance, the Company issued warrants to the funds affiliated with ING Furman Selz to purchase 1,000,000 shares of Ascent common stock at an exercise price of $3.00 per share (see Note P), which expire on October 15, 2006. The relative fair value of these warrants was recorded as a contribution to additional paid in capital of $159,961.

On December 29, 2000, the Company repriced the 5.6 million warrants issued to the funds affiliated with ING Furman Selz from $3.00 per share to $0.05 per share. The incremental value of these warrants was recorded as a contribution to additional paid in capital of $651,000 and as debt issue costs as an asset on the balance sheet to be amortized to interest expense over the six month term of the new debt agreement (see Note P).

On December 29, 2000, in connection with the repricing of the 5.6 million warrants, the Company was required, pursuant to the anti-dilution terms of certain outstanding warrants, to adjust the exercise price and the number of depositary shares for which the warrants were exercisable. The warrants were adjusted to purchase (i) 935,354 depositary shares (up from 555,063 shares) at an exercise price of $0.0059 per share (down from $0.01 per share), and (ii) 367,687 depositary shares (up from 218,195 shares) at an exercise price of $3.1392 per share (down from $5.29 per share).

S. QUARTERLY RESULTS

The following tables set forth unaudited selected financial information for the periods indicated, as well as certain information expressed as a percentage of total revenues for the same periods. This information has been derived from unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. This information has not been audited or reviewed by the Company’s independent accountants in accordance with standards established for such reviews. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
	1999	1999	1999	1999	2000	2000	2000	2000

	(In thousands except per share data)
	(Unaudited)

Revenues	1,856	1,740	1,880	1,570	1,110	1,108	846	1,401

Cost of revenues	581	320	405	320	331	289	350	432

Gross profit	1,275	1,420	1,475	1,250	779	819	496	969

Operating expenses:

Selling, general And administrative	3,890	3,700	4,527	3,691	3,018	3,329	3,100	3,024

Research and Development	833	989	1,137	874	745	538	659	62

Total operating expenses	4,723	4,689	5,664	4,565	3,763	3,867	3,759	3,086

Operating loss	(3,448)	(3,269)	(4,189)	(3,315)	(2,984)	(3,048)	(3,263)	(2,117)

Other income (loss)	(229)	(293)	(402)	(508)	(614)	(668)	(761)	(884)

Net loss	(3,677)	(3,562)	(4,591)	(3,823)	(3,598)	(3,716)	(4,024)	(3,001)

Preferred stock dividend	192	199	53	(26)	—	—	—	—

Net loss to common Stockholders	(3,869)	(3,761)	(4,644)	(3,797)	(3,598)	(3,716)	(4,024)	(3,001)

Earnings per share	$(0.55)	$(0.54)	$(0.52)	$(0.39)	$(0.37)	$(0.38)	$(0.41)	$(0.31)

T. SUBSEQUENT EVENTS

On January 2, 2001, Ascent borrowed $2.0 million for general corporate purposes under the loan agreement with FS Ascent Investments LLC. The $2.0 million was recorded as debt. As part of the debt drawdown Ascent issued one share of Series H preferred stock to FS Ascent Investments LLC under the fifth amendment to the May 1998 Series G securities purchase agreement in return for $1,000. Under the terms of the Series H preferred stock, Ascent will be entitled to, and the holders of the Series H preferred stock will be entitled to cause Ascent to redeem the Series H preferred stock for a price equal to the liquidation amount of the Series H preferred stock, plus $10.0 million. Also, in connection with the financing, Ascent issued warrants to FS Ascent Investments LLC to purchase 1,950,000 depositary shares of Ascent stock at an exercise price of $0.05 per share (see Note P).

On February 21, 2001 and March 20, 2001, Ascent borrowed an additional $1.5 million and $1.5 million, respectively, under the loan agreement with FS Ascent Investments LLC. Both borrowings were recorded as debt (see Note P).

On March 23, 2001, the funds affiliated with ING Furman Selz exercised all of their 7,550,000 outstanding warrants, on a cashless basis, which resulted in the issuance of 7,211,528 depositary shares (see Note P).

Item 7A.(ii) Ascent Pediatrics, Inc. Unaudited Condensed Financial Statements

ASCENT PEDIATRICS, INC.
UNAUDITED CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2001	2000

ASSETS

Current assets

Cash and cash equivalents	$35,957	$260,882

Accounts receivable, less allowance for doubtful accounts of $198,280 and $137,164 at September 30, 2001 and December 31, 2000, respectively	1,628,732	812,373

Inventory	1,882,097	1,624,766

Other current assets	386,519	410,129

Total current assets	3,933,305	3,108,150

Fixed assets, net	406,750	378,879

Debt issue costs, net	1,376,284	1,267,433

Assets contingently transferred to Alpharma	10,493,146	10,493,146

Other assets	—	45,300

Total assets	$16,209,485	$15,292,908

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities

Accounts payable	$2,031,814	$1,309,124

Interest payable	992,373	1,270,240

Accrued expenses	934,217	927,537

Deferred revenue	2,239,128	738,544

Series H redemption price	10,000,000	—

Current portion of subordinated secured notes	6,250,000	—

Other current liabilities	56,232	33,884

Total current liabilities	22,503,764	4,279,329

Subordinated secured notes	21,050,937	20,706,113

Debt contingently extinguished by Alpharma	12,000,000	12,000,000

Other liabilities	—	14,080

Total liabilities	55,554,701	36,999,522

Redeemable preferred stock, $.01 par value; 5,000,000 shares authorized; 2,001 and 0 shares, designated as Series H preferred stock, issued and outstanding at September 30, 2001 and December 31, 2000, respectively	2,001,000	—

Total redeemable preferred stock	2,001,000	—

Stockholders’ deficit

Common stock, $.00004 par value; 60,000,000 shares authorized; 17,056,817 and 9,781,814 shares issued and outstanding at September 30, 2001 and December 31, 2000, respectively	682	390

Additional paid-in capital	63,187,460	58,894,821

Accumulated deficit	(104,534,358)	(80,601,825)

Total stockholders’ deficit	(41,346,216)	(21,706,614)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$16,209,485	$15,292,908

See accompanying notes to unaudited condensed financial statements.

ASCENT PEDIATRICS, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,

	2001	2000	2001	2000

Product revenue, net	$2,818,927	$757,711	$6,116,843	$1,994,623

Co-promotional revenue	—	88,043	—	1,068,563

Total net revenue	2,818,927	845,754	6,116,843	3,063,186

Costs and expenses

Costs of product sales	547,569	349,636	1,221,743	969,084

Selling, general and administrative	4,427,042	3,087,853	11,780,850	9,422,226

Research and development	269,340	650,943	845,452	1,926,052

Total costs and expenses	5,243,951	4,088,432	13,848,045	12,317,362

Loss from operations	(2,425,024)	(3,242,678)	(7,731,202)	(9,254,176)

Interest income	4,338	20,898	25,755	48,317

Interest expense	(2,302,547)	(802,234)	(16,227,086)	(2,132,789)

Net loss	(4,723,233)	(4,024,014)	(23,932,533)	(11,338,648)

Preferred stock dividend	(8,812)	—	(8,812)	—

Net loss to common stockholders	$(4,732,045)	$(4,024,014)	$(23,941,345)	$(11,338,648)

Results per common share:

Historical — basic and diluted:

Net loss	(0.28)	(0.41)	(1.77)	(1.16)

Preferred stock dividend	—	—	—	—

Net loss to common stockholders	$(0.28)	$(0.41)	$(1.77)	$(1.16)

Weighted average shares outstanding – basic and diluted	17,040,948	9,775,864	13,512,286	9,739,256

See accompanying notes to unaudited condensed financial statements.

ASCENT PEDIATRICS, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,

	2001	2000

Cash flows from operating activities:

Net loss	$(23,932,533)	$(11,338,648)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	234,944	749,801

Non-cash interest expense and Series H redemption price	14,577,902	502,540

Stock based compensation	7,085	—

Provision for bad debts	61,116	5,154

Inventory write-off	(122,366)	(41,348)

Loss on disposal of fixed assets	23,494	—

Changes in operating assets and liabilities:

Accounts receivable	(877,475)	217,487

Inventory	(134,965)	(757,054)

Other assets	68,910	(46,606)

Accounts payable	722,690	(389,349)

Interest payable	(277,867)	394,940

Accrued expenses	(2,132)	(657,041)

Deferred revenue	1,500,584	661,967

Other current liabilities	22,348	(43,867)

Other liabilities	(14,080)	14,080

Net cash used in operating activities	(8,142,345)	(10,727,944)

Cash flows from investing activities:

Purchase of property and equipment	(286,309)	(247,162)

Net cash used in investing activities	(286,309)	(247,162)

Cash flows from financing activities:

Proceeds from issuance of common stock	33,243	300,206

Proceeds from issuance of preferred stock	2,001,000	—

Proceeds from issuance of debt	6,250,000	9,287,822

Proceeds from issuance of debt related warrants	—	1,212,178

Cash paid for debt issue costs	(80,514)	—

Net cash provided by financing activities	8,203,729	10,800,206

Net decrease in cash and cash equivalents	(224,925)	(174,900)

Cash and cash equivalents, beginning of period	260,882	1,067,049

Cash and cash equivalents, end of period	$35,957	$892,149

See accompanying notes to unaudited condensed financial statements.

ASCENT PEDIATRICS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS

Ascent Pediatrics, Inc. (“Ascent” or the “Company”), formerly Ascent Pharmaceuticals, Inc., incorporated in Delaware on March 16, 1989, is currently focused on marketing products exclusively to the pediatric market. Since its inception, until July 9, 1997, Ascent had operated as a development stage enterprise devoting substantially all of its efforts to establishing a new business. Ascent introduced its first two products, Feverall acetaminophen suppositories and Pediamist nasal saline spray, to the market in the second half of 1997. Ascent introduced Primsol® trimethoprim solution, a prescription antibiotic, to the market in February 2000 and Orapred® syrup, a liquid steroid for the treatment of inflammation, including inflammation resulting from respiratory conditions, to the market in January 2001.

On October 1, 2001, Ascent entered into a definitive merger agreement with Medicis Pharmaceutical Corporation (“Medicis”) and a wholly-owned subsidiary of Medicis, under which Ascent would merge with the subsidiary of Medicis and become a wholly-owned subsidiary of Medicis. The Company’s board of directors has unanimously recommended the transaction to its stockholders. The closing of the transaction is contingent upon approval by Ascent stockholders and customary closing conditions. Under a separate agreement, entities affiliated with FS Private Investments have agreed to vote shares, which, as of October 1, 2001, represented 53.9% of our outstanding shares, in favor of the transaction.

In connection with entering into the merger agreement, BancBoston Ventures Inc., Flynn Partners and the entities affiliated with FS Private Investments entered into a note agreement with Ascent. Under the note agreement, BancBoston Ventures Inc., Flynn Partners and the entities affiliated with FS Private Investments agreed that, until the earliest to occur of the termination of the merger agreement pursuant to its terms, the closing of the merger and January 31, 2002:

•	they would not transfer any of our securities unless the transferee agrees in writing to become bound by the terms of the note agreement; and

•	they would not convert any convertible subordinated notes into equity securities of Ascent.

Such holders of convertible subordinated notes also agreed to waive the requirement that Ascent issue additional warrants to them as a condition to our right to redeem the convertible subordinated notes in connection with the merger and waived any required notices of the merger or the anticipated redemption of the notes upon consummation of the merger.

In addition, under the note agreement, FS Ascent Investments agreed that until the earliest to occur of the termination of the merger agreement pursuant to its terms, the closing of the merger and January 31, 2002, it would:

•	not take any action that would cause us to redeem any or all of the Series H preferred stock or take any action to cause us to repay our 7.5% subordinated note;

•	extend the date on which Ascent is required to repay the principal amount of our 7.5% subordinated note to December 31, 2001 for no additional consideration other than as required under the terms of the notes;

•	extend the date on which Ascent is required to repay the principal amount of our 7.5% subordinated note to January 31, 2002 if the merger is not completed by December 31, 2001;

•	waive any required notices of the merger and the anticipated redemption of the 7.5% subordinated note upon the completion of the merger; and

•	agree that all unexercised warrants held by FS Ascent Investments terminate immediately prior to the completion of the merger.

Under the terms of the merger agreement, Medicis will pay approximately $60 million, less certain retention payments and transaction fees and expenses, upon the closing of the transaction for the outstanding capital stock and retirement of indebtedness of Ascent and has agreed to pay to the holders of Ascent’s common equity up to an additional $10 million per year for each of the first five years following closing based upon reaching certain sales threshold milestones on the Ascent products (as defined under the merger agreement).

The Company has scheduled a special meeting of our stockholders to consider and vote on the proposal to adopt and approve the merger agreement, and the transactions contemplated by the merger agreement, for Thursday, November 15, 2001 and the Company expects the merger to close on such date.

Ascent has incurred net losses since its inception. If the merger with Medicis does not occur on November 15, 2001, Ascent expects to incur additional operating losses in the future as Ascent seeks to maintain its sales and marketing organization and promotion of Orapred and Primsol to the market. Ascent expects to close the merger on November 15, 2001. In December 1999, Ascent modified its strategy until such time as Ascent determines that its financial condition has adequately improved. Specifically, Ascent is focused on marketing Orapred and Primsol and on seeking appropriate co-promotional opportunities. Ascent has suspended all product development activities until such time, if ever, as Ascent’s financial condition has adequately improved.

Ascent is subject to a number of risks similar to other companies in the industry, including the need to obtain additional financing, rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, limited sales and marketing experience, competition from substitute products and larger companies, customers’ reliance on third-party reimbursement, compliance with government regulations, protection of proprietary technology, dependence on third-party manufacturers, distributors, collaborators and limited suppliers, product liability, and dependence on key individuals.

As of September 30, 2001, FS Private Investments, formerly ING Furman Selz Investments LLC, beneficially owns approximately 67% of our securities, including depositary shares issuable upon conversion of outstanding convertible notes and warrants. Accordingly, FS Private Investments, by virtue of its majority ownership of our securities, has the power, acting alone, to elect a majority of Ascent’s board of directors over a three year period and has the ability to determine the outcome of any corporate actions requiring stockholder approval, including, without limitation, the proposed merger with Medicis, regardless of how Ascent’s other stockholders may vote. FS Private Investments’ interests could conflict with the interests of Ascent’s other stockholders. For instance, in the event of a merger involving Ascent, the first $28.95 million, plus accumulated interest, in proceeds will be paid to FS Private Investments as repayment of currently outstanding debt, $13.0 million in proceeds will be paid to FS Private Investments as repayment of Series H preferred stock ($12.0 million of which was outstanding as of September 30, 2001), plus additional payments required under the terms of certain outstanding securities.

2.   BASIS OF PRESENTATION

The accompanying interim financial statements are unaudited and have been prepared by Ascent in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim financial statements include, in the opinion of management, all adjustments (consisting of normal and recurring adjustments) that are necessary for a fair presentation of the results for the interim periods ended September 30, 2001 and 2000. The results for the interim periods presented are not necessarily indicative of results to be expected in the full fiscal year or any future periods. Certain prior period items have been reclassified to conform with current period presentation.

These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2000 included in Ascent’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Product revenue is recognized upon evidence of an arrangement, when the related fee is fixed or determinable and collection of the fee is reasonably assured. Recognition of revenues for any product that is subject to a right of return is deferred until such time that the right of return lapses, generally when Ascent’s customers fulfill prescriptions for the consumer. Co-promotion revenue is recognized as earned based upon the performance requirements of the respective agreement.

Ascent launched Primsol solution during February 2000 and Orapred syrup during January 2001. Ascent is deferring the recognition of revenue from the sale of both products until such time that the right of return lapses. Through September 30, 2001, Ascent has deferred $531,083 in Primsol revenue and $1,708,045 in Orapred revenue.

Net Loss Per Common Share

Basic net income (loss) per common share is computed based on the weighted average number of common and common equivalent shares outstanding during the period. Diluted net income (loss) per common share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted earnings per share does not assume the issuance of common shares that have an antidilutive effect on net income (loss) per common share.

Options and warrants outstanding to purchase an aggregate of 6,359,882 and 1,440,113 depositary shares as of September 30, 2001 and 2000, respectively, were not included in the computation of diluted net loss per common share because Ascent is in a loss position, and the inclusion of such shares would be antidilutive.

Similarly, options, warrants and convertible debt outstanding to purchase or convert into an aggregate of 8,568,703 and 11,153,922 depositary shares as of September 30, 2001 and 2000, respectively, were not included in the computation of diluted net loss per common share because the options, warrants and convertible debt have exercise or conversion prices greater than the per share market price at September 30, 2001 or 2000, as the case may be, of the depositary shares and would be antidilutive under the treasury stock method.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, which is effective January 1, 2003. SFAS No. 143 addresses the financial accounting and reporting for obligations and retirement costs related to the retirement of tangible long-lived assets. The Company does not expect that the adoption of SFAS No. 143 will have a material impact on its financial statements.

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill’s impairment and that intangible assets other than goodwill be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001, and will thus be adopted by Ascent, as required, in fiscal year 2002. Ascent does not believe that the adoption of SFAS No.141 and SFAS No. 142 will have any effect on its financial statements.

In August 2001, the FASB issued SFAS No. 144 , “Accounting for the Impairment or Disposal of Long-Lived Assets”, which is effective January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “ Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, and the accounting and reporting provisions relating to the disposal of a segment of a business of Accounting Principles Board Opinion No.

30. Ascent does not expect that the adoption of SFAS No. 144 will have a material impact on its financial statements.

4.   INVENTORIES

Inventories are stated at the lower of cost or market using the first in, first out (FIFO) method and consist of the following:

	September 30,	December 31,
	2001	2000

Raw materials	$874,302	$965,538

Finished goods	1,007,795	659,228

Total	$1,882,097	$1,624,766

5.   ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30,	December 31,
	2001	2000

Employee compensation expenses	$487,955	$342,296

Legal and accounting expenses	59,851	74,910

Selling fees and chargebacks	51,179	171,743

Preferred stock dividend	331,894	323,082

Other	3,338	15,506

Total	$934,217	$927,537

6.   FS PRIVATE INVESTMENTS LOAN ARRANGEMENTS

$4.0 Million Credit Facility. On July 1, 1999, Ascent entered into an arrangement with certain funds affiliated with FS Private Investments under which such funds agreed to loan Ascent up to $4.0 million. Pursuant to this agreement, Ascent issued to the funds affiliated with FS Private Investments 7.5% convertible subordinated notes in the aggregate principal amount of $4.0 million and warrants to purchase an aggregate of 600,000 depositary shares at an exercise price of $3.00 per share, which, as described below, was subsequently decreased to $0.05 per share, and which expire on July 1, 2006. As of February 2000, Ascent had borrowed the entire $4.0 million under this credit facility. Of the $4.0 million convertible subordinated notes issued and sold, $3,605,700 was allocated to the relative fair value of the convertible subordinated notes (classified as debt) and $394,300 was allocated to the relative fair value of the warrants (classified as additional paid-in-capital). Accordingly, the 7.5% convertible subordinated notes will be accreted from $3,605,700 to the maturity amount of $4,000,000 as interest expense over the term of the convertible subordinated notes. The notes mature on July 1, 2004 and are convertible into depositary shares at a conversion price of $3.00 per share. Interest on these notes is due and payable quarterly, in arrears, on the last day of each calendar quarter, and the outstanding principal on the notes is payable in full on July 1, 2004. In connection with this arrangement, a second representative of FS Private Investments was added to Ascent’s board of directors.

$10.0 Million Credit Facility. On October 15, 1999, Ascent entered into an arrangement with certain funds affiliated with FS Private Investments under which such funds agreed to loan Ascent up to an additional $10.0 million. Pursuant to this agreement, Ascent issued to the funds affiliated with FS Private Investments 7.5% convertible subordinated notes in the aggregate principal amount of $10.0 million and warrants to purchase an aggregate of 5,000,000 depositary shares at an original exercise price of $3.00 per share, which, as described below, was subsequently decreased to $0.05 per share, and which expire on October 15, 2006. As part of the right to draw down the $10.0 million, Ascent issued to the funds affiliated with FS Private Investments 1,000,000 warrants which were valued at $513,500 (classified as debt issue costs). As of December 31, 2000, Ascent had borrowed the entire $10.0 million under this credit facility. Of the $10.0 million of convertible subordinated notes issued and sold, $8,540,187 was allocated to the relative fair value of the convertible subordinated notes (classified as debt), and $1,459,813 was allocated to the relative fair value of the warrants (classified as additional paid-in-capital). Accordingly, the 7.5%

convertible subordinated notes will be accreted from $8,540,187 to the maturity amount of $10.0 million as interest expense over the term of the convertible subordinated notes. The notes mature on July 1, 2004 and are convertible into Ascent depositary shares at a conversion price of $3.00 per share. Interest on these notes is due and payable quarterly, in arrears, on the last day of each calendar quarter, and the outstanding principal on the notes is payable in full on July 1, 2004.

$10.25 Million Credit Facility. On December 29, 2000, Ascent entered into a loan agreement with FS Ascent Investments LLC (“FS Investments”), which is affiliated with FS Private Investments, and a fifth amendment to the Series G securities purchase agreement. Pursuant to the loan agreement and the fifth amendment, Ascent will receive up to $10.25 million in financing from FS Investments. The financing is comprised of $6.25 million of 7.5% secured notes (of which the entire $6.25 million has been advanced to Ascent as of September 30, 2001) and $4.0 million of Series H preferred stock ($2,001,000 of which has been advanced as of September 30, 2001). Under the terms of the notes, Ascent will pay interest quarterly and repay the outstanding principal of the notes on June 30, 2001, unless extended to no later than December 31, 2001 at Ascent’s election, or earlier upon a change in control (as defined in the loan agreement) of Ascent or certain other conditions. Ascent has currently elected to extend the maturity date until November 30, 2001. The notes are secured by Ascent’s Primsol product line, including intellectual property rights of Ascent pertaining to Primsol, pursuant to a security agreement, dated as of December 29, 2000, by and between Ascent and FS Investments. The $6.25 million advanced to Ascent under the loan agreement was obtained by FS Investments from Alpharma USPD under a loan agreement between FS Investments and Alpharma USPD. Under the terms of the Series H preferred stock, Ascent will be entitled to, and the holders of the Series H preferred stock will be entitled to cause Ascent to redeem the Series H preferred stock for a price equal to the liquidation amount ($1,000 per share) of the Series H preferred stock, plus $10.0 million. The $10.0 million redemption price was recorded as a current liability and as debt issue costs as an asset on the balance sheet and was amortized to interest expense over the original six month term of the loan agreement with FS Investments.

In connection with the financing, Ascent agreed to issue warrants to FS Investments to purchase up to 10,950,000 depositary shares of Ascent at an exercise price of $.05 per share (of which warrants to purchase 6,950,000 depositary shares have been issued as of September 30, 2001(1,950,000 of which were exercised as of September 30, 2001)) and reduced the exercise price of previously issued outstanding warrants to purchase a total of 5,600,000 depositary shares issued under the Series G securities purchase agreement from $3.00 to $0.05 per share, all of which warrants, as discussed below, were exercised as of March 23, 2001. The warrants issued to FS Investments to purchase 6,950,000 depositary shares (1,950,000 of which were exercised as of September 30, 2001) expire on December 29, 2007. The fair value of these warrants was recorded as a contribution to additional paid in capital of $4,219,884. The incremental value of the repriced 5,600,000 warrants was recorded as a contribution to additional paid in capital of $599,476 and as debt issue costs as an asset on the balance sheet to be amortized to interest expense over the original six month term of the loan agreement with FS Investments. The warrants, issuable for an aggregate of 9,000,000 depositary shares are issued in increments upon the extension of the due date of the principal of the note from June 30, 2001 to no later than December 31, 2001, as discussed above. The due date on the notes can be extended by Ascent until December 31, 2001 in monthly increments with the first three extensions each requiring the issuance of warrants exercisable for an aggregate of 1,000,000 depositary shares, and with each of the fourth, fifth and sixth extensions requiring the issuance of warrants exercisable for an aggregate of 2,000,000 depositary shares.

On June 29, 2001, Ascent issued warrants to purchase 1,000,000 depositary shares to FS Investments to extend the due date from June 30, 2001 to July 31, 2001. The fair value of these warrants was recorded as a contribution to additional paid in capital of $469,135 and as interest expense in the quarter ended September 30, 2001. On July 30, 2001, Ascent issued warrants to purchase 1,000,000 depositary shares to FS Investments to extend the due date from July 31, 2001 to August 31, 2001. The fair value of these warrants was recorded as a contribution to additional paid in capital of $439,121 and as interest expense in the quarter ended September 30, 2001. On August 30, 2001, Ascent issued warrants to purchase 1,000,000 depositary shares to FS Investments to extend the due date from August 31, 2001 to September 30, 2001. The fair value of these warrants was recorded as a contribution to additional paid in capital of $640,463 and as interest expense in the quarter ended September 30, 2001. On September 29, 2001, Ascent issued warrants to purchase 2,000,000 depositary shares to FS Investments to extend the due date from September 30, 2001 to October 31, 2001. The fair value of these warrants was recorded as a contribution to additional paid in capital of $982,146 and was capitalized as debt issue costs on the balance sheet. The value of these warrants will be amortized as interest expense in the quarter ended December 31, 2001.

The Series H preferred stock is entitled to cumulative annual dividends payable on December 31, 2001 at the rate of 7.5% of the liquidation preference (as defined in the loan agreement dated as of December 29, 2000 between Ascent and FS Investments LLC). As of September 30, 2001, cumulative dividends payable are $8,812. The Series H preferred stock is redeemable at the redemption price at any time after the due date or the occurrence of a change in control (each as defined in such loan agreement) of Ascent at the option of the holders of the Series H preferred stock holding at least 80% of the shares of such stock then outstanding. Ascent may redeem all of the Series H preferred stock at the redemption price at any time. The holders of Series H preferred stock generally do not have any voting rights.

On March 23, 2001, the funds affiliated with FS Private Investments exercised all of their then outstanding warrants (including the repriced warrants exercisable for an aggregate of 5,600,000 depositary shares discussed above), on a cashless basis, which resulted in the issuance of 7,211,528 depositary shares.

7.   SUBSEQUENT EVENTS

On October 1, 2001, Ascent announced with Medicis that they, and a wholly owned subsidiary of Medicis, had entered into a definitive merger agreement under which Ascent would merge with the subsidiary of Medicis and become a wholly-owned subsidiary of Medicis. Our board of directors has unanimously recommended the transaction to our stockholders. The closing of the transaction is contingent upon approval by Ascent stockholders and customary closing conditions. Under a separate agreement, entities affiliated with FS Private Investments have agreed to vote shares, which, as of October 1, 2001, represented 53.9% of our outstanding shares, in favor of the transaction.

Under the terms of the merger agreement, Medicis will pay approximately $60 million, less certain retention payments and transaction fees and expenses, upon the closing of the transaction for the outstanding capital stock and retirement of indebtedness of Ascent and has agreed to pay to the holders of Ascent’s common equity up to an additional $10 million per year for each of the first five years following closing based upon reaching certain sales threshold milestones on the Ascent products (as defined under the merger agreement).

Ascent has scheduled a special meeting of our stockholders to consider and vote on the proposal to adopt and approve the merger agreement, and the transactions contemplated by the merger agreement, for Thursday, November 15, 2001 and the Company expects the merger to close on such date.

In connection with the merger, Ascent will incur approximately $6,431,000 in related costs, which includes (i) a $3.0 million transaction fee to entities affiliated with FS Private Investments, (ii) a total of $1.675 million to be paid at closing as retention payments to Ascent’s executive officers and certain other of Ascent’s employees, (iii) a total of $300,000 to be paid at closing to two of Ascent’s directors, and (iv) transaction costs incurred by Ascent, to the extent that such costs exceed $1.2 million.

On November 9, 2001 Ascent received notice that Triumph-Connecticut Limited Partnership and related parties had brought a civil action against the Company on such date in the Superior Court, Suffolk County in the Commonwealth of Massachusetts. In the action, the Triumph group claims that the execution by the Company of the merger agreement and the anticipated consummation of the merger contemplated by the merger agreement without the consent of the Triumph group or the payment to the Triumph group of a specified amount breaches the terms of a securities purchase agreement entered into in January 1997 between the Company and the Triumph group, the terms of warrants issued by the Company to the Triumph group, an implied covenant of good faith and fair dealing and chapter 93A of the Massachusetts general laws. The Triumph group is seeking damages in an amount not less than $18.6 million, plus multiple damages under chapter 93A. The Company believes that the claims of the Triumph group are without merit and intends to vigorously contest and defend the suit by the Triumph group.

On October 9, 2001 Ascent drew down $1 million from FS Ascent Investments LLC under the $10.25 million credit facility in exchange for issuing 1,000 shares of Series H preferred stock.

On October 30, 2001 Ascent issued warrants to purchase 2,000,000 depositary shares to FS Ascent Investments LLC to extend the due date on the $6.25 million of 7.5% secured notes from October 31, 2001 to November 30, 2001.

The fair value of these warrants was recorded as a contribution to additional paid in capital of $1,139,862 on October 30, 2001 (the date of issuance). It will be recorded as interest expense in the quarter ended December 31, 2001.

Item 7B. PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated statements of income for the three months ended September 30, 2001 and the year ended June 30, 2001 give effect to the Ascent Pediatrics, Inc. (“Ascent”) merger as if the transaction had occurred at the beginning of each respective period rather than the actual date of November 15, 2001. The unaudited pro forma combined consolidated statements of income for the year ended June 30, 2001 is based upon the historical financial information of Medicis Pharmaceutical Corporation (“Medicis”), contained in the Annual Report on Form 10-K for the year ended June 30, 2001. The statement of income for Ascent for the twelve months ended June 30, 2001 was prepared by subtracting the six months year-to-date June 30, 2000 historical financial information contained in the Form 10-Q from the twelve months December 31, 2000 historical financial information contained in the Form 10-K and adding the six month year-to-date June 30, 2001 historical financial information contained in the Form 10-Q. The unaudited pro forma combined consolidated statement of income for the three months ended September 30, 2001 is based upon the historical financial information of Medicis contained in the quarterly report on Form 10-Q for the three months ended September 30, 2001 and the historical financial information of Ascent contained in Ascent’s quarterly report on Form 10-Q for the three months ended September 30, 2001.

The Ascent merger has been accounted for as a purchase business combination in accordance with the Statement of Financial Accounting Standard No. 141 (“SFAS No. 141”) for financial accounting purposes. The total cost of the transaction was allocated to the tangible and intangible assets and liabilities of Ascent based upon their respective fair values as of the date of the closing of the merger. In the opinion of management, the appropriate adjustments have been made to the historical financial statements. Final adjustments may differ from the pro forma adjustments presented herein. The pro forma adjustments are described in the notes accompanying these unaudited pro forma combined consolidated financial statements. The unaudited pro forma combined consolidated balance sheet and statements of income are provided for information purposes only and do not purport to represent what our financial position or results of operations would actually have been had the transaction in fact occurred as of the dates indicated, or to project our financial position or results of operations for any future period. The unaudited pro forma combined consolidated balance sheet has been presented as if the transaction had occurred September 30, 2001 rather than the actual date of November 15, 2001.

Plans for Ascent’s operations have been developed by management. Certain components of the plan are currently being implemented.

The unaudited pro forma combined consolidated financial statements presented should be read in conjunction with the consolidated financial statements and related notes of Medicis and of Ascent.

MEDICIS PHARMACEUTICAL CORPORATION
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

	At September 30, 2001

	Historical		Pro Forma		Pro Forma
	Medicis	Ascent	Adjustments (A)		Consolidated

Assets

Current assets:

Cash and cash equivalents	$159,789,211	$35,957	$(24,858,000)	B	$134,967,168

Short-term investments	189,798,962	—	(35,142,000)	B	154,656,962

Accounts receivable, net	37,795,701	1,628,732	—		39,424,433

Inventories, net	9,055,052	1,882,097	—		10,937,149

Deferred tax assets	6,487,749	—	1,146,000	B	7,633,749

Other current assets	14,688,134	386,519	—		15,074,653

Total current assets	417,614,809	3,933,305	(58,854,000)		362,694,114

Property and equipment, net	1,948,843	406,750	—		2,355,593

Intangible assets:

Goodwill	—	—	30,577,581	B	30,577,581

Other intangible assets	171,526,907	—	5,082,000	B	176,608,907

Less: accumulated amortization	(25,586,417)	—	—		(25,586,417)

Net intangible assets	145,940,490	—	35,659,581		181,600,071

Deferred tax assets	—	—	18,297,846	H	18,297,846

Other non-current assets	67,907	11,869,430	(11,869,430)	F	67,907

	$565,572,049	$16,209,485	$(16,766,003)		$565,015,531

Liabilities

Current liabilities:

Accounts payable	$11,122,728	$2,031,814	$—		$13,154,542

Short-term contract obligation	16,385,010	—	—		16,385,010

Income taxes payable	8,546,072	—	—		8,546,072

Current portion of subordinated secured notes	—	6,250,000	(6,250,000)	D	—

Series H redemption price	—	10,000,000	(10,000,000)	D	—

Deferred revenue	—	2,239,128	(2,239,128)	G	—

Accrued severance, exit and lease termination costs	—	—	3,274,000	C	3,274,000

Other accrued liabilities	9,872,946	1,982,822	3,476,000	B	15,331,768

Total current liabilities	45,926,756	22,503,764	(11,739,128)		56,691,392

Long-term liabilities:

Deferred tax liability	5,104,154	—	(5,104,154)	H	—

Long-term obligations	—	33,050,937	(33,050,937)	D	—

Redeemable preferred stock	—	2,001,000	(2,001,000)	D	—

Stockholders’ Equity (Deficit)

Class A Common Stock	422,329	682	(682)	D	422,329

Class B Common Stock	5,921	—	—		5,921

Additional paid-in capital	409,550,418	63,187,460	(63,187,460)	D	409,550,418

Deferred compensation	(2,481,181)	—	—		(2,481,181)

Accumulated other comprehensive income	811,035	—	—		811,035

Accumulated earnings	118,679,934	(104,534,358)	104,534,358	D	112,462,934

In process research and development	—	—	(6,217,000)	E	—

Treasury stock	(12,447,317)	—	—		(12,447,317)

Total stockholders’ equity (deficit)	514,541,139	(41,346,216)	35,129,216		508,324,139

	$565,572,049	16,209,485	$(16,766,003)		$565,015,531

MEDICIS PHARMACEUTICAL CORPORATION
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED JUNE 30, 2001

	Historical

			Pro Forma		Pro Forma
	Medicis	Ascent	Adjustments		Consolidated

Net revenues	$167,801,480	$5,544,516	$—		$173,345,996

Operating costs and expenses:

Cost of product revenue	30,696,614	1,456,421	—		32,153,035

Selling, general and administrative	59,507,765	12,805,717	—		72,313,482

Research and development	25,515,552	1,304,492	—		26,820,044

Depreciation and amortization	8,260,938	685,074	280,000	1	9,226,012

Operating costs and expenses	123,980,869	16,251,704	280,000		140,512,573

Operating income (loss)	43,820,611	(10,707,188)	(280,000)		32,833,423

Interest income	16,766,962	130,725	(2,100,000)	2	14,797,687

Interest expense	(1,262,653)	(15,657,567)	15,657,567	3	(1,262,653)

Income (loss) before taxes	59,324,920	(26,234,030)	13,277,567		46,368,457

Income tax (expense) benefit	(18,905,235)	—	3,384,468	4	(15,520,767)

Net income (loss)	$40,419,685	$(26,234,030)	$16,662,035		$30,847,690

Basic net income per common share	$1.34				$1.02

Diluted net income per common share	$1.28				$0.97

Shares used in computing basic net income per common share	30,133,514				30,133,514

Shares used in computing diluted net income per common share	31,693,702				31,693,702

MEDICIS PHARMACEUTICAL CORPORATION
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
THREE MONTHS ENDED SEPTEMBER 30, 2001

			Pro Forma		Pro Forma
	Medicis	Ascent	Adjustments		Consolidated

Net revenues	$45,514,500	$2,818,927	$—		$48,333,427

Operating costs and expenses:

Cost of product revenue	7,640,906	547,569	—		8,188,475

Selling, general and administrative	16,275,186	4,192,098	—		20,467,282

Research and development	1,444,385	269,340	—		1,713,725

Depreciation and amortization	1,916,128	234,944	70,000	1	2,221,073

Operating costs and expenses	27,276,605	5,243,951	70,000		32,590,555

Operating income (loss)	18,237,895	(2,425,024)	(70,000)		15,742,872

Interest income	2,782,327	4,338	(525,000)	2	2,261,665

Interest expense	(234,428)	(2,302,547)	2,302,547	3	(234,428)

Income (loss) before taxes	20,785,794	(4,723,233)	1,707,547		17,770,109

Income tax (expense) benefit	(7,004,812)	—	777,439	4	(6,227,374)

Preferred stock dividend	—	(8,812)	8,812	5	—

Net income (loss)	$13,780,982	$(4,732,045)	$2,493,798		$11,542,735

Basic net income per common share	$0.46				$0.38

Diluted net income per common share	$0.44				$0.37

Shares used in computing basic net income per common share	30,252,931				30,252,931

Shares used in computing diluted net income per common share	31,441,602				31,441,602

MEDICIS PHARMACEUTICAL CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments to Balance Sheet

(A)	On November 15, 2001, Medicis purchased all of the outstanding Common Stock of Ascent for consideration of approximately $60,000,000 in cash plus additional contingent amounts. The fixed purchase price was allocated among Ascent assets, including trademarks, core technology, in-process research and development and goodwill, based on an independent appraisal obtained. The contingent portions of the purchase price will be added to goodwill when and if paid. These contingent payments range from zero to $50 million.

On November 9, 2001, Ascent received notice that Triumph-Connecticut Limited Partnership and related parties had brought a civil action against Ascent in the Superior Court, Suffolk County in the Commonwealth of Massachusetts. The Triumph group is seeking damages in an amount not less than $18.6 million. This amount represents a pre-acquisition contingency and amounts paid to settle it, if any, will be added to goodwill if the amount becomes determinable within the pre-acquisition contingency settlement period as defined under business combination rules.

(B)	In connection with the merger of Ascent, the following is a breakdown of the purchase price at November 15, 2001:

Net assets acquired		$748,000

Increase in net assets for fair value adjustments Intangibles:

Core technology	2,049,000

Trademarks	2,868,000

Customer list	165,000

Goodwill (i)	30,155,000

		35,237,000

Deferred tax asset, net		23,402,000

Additional assumed liabilities:

Accrued severance, exit, and lease termination costs (net of tax benefit of $1,146,000)		(2,128,000)

		57,259,000

In-process research and development (ii)		6,217,000

		$63,476,000

Purchase price:

Cash		$60,000,000

Acquisition costs		$3,476,000

Goodwill represents the amount of the purchase price in excess of Ascent’s identifiable assets acquired and liabilities assumed. Core technology and trademarks are being amortized over 20 years and the customer list is being amortized over 5 years.

(i)	Net assets increased approximately $423,000 during the period from September 30, 2001 to the date of the merger. Such activity was shown as an increase to goodwill as of September 30, 2001 for purposes of the pro forma presentation.

(ii)	The amount allocated to in-process research and development was based on an independent valuation of Ascent’s completed and in-process technologies. The in-process research and development of $6,217,000 will be charged to operations as required under generally accepted accounting principles with the recording of the purchase price allocation.

(C)	Accrued severance, exit and lease termination costs relate to the costs of terminating headquarter employees of Ascent, severing contractual obligations entered into by Ascent and closing the leased facility located in Wilmington, Massachusetts.

(D)	Reflects the elimination of short term and long-term debt, preferred and common stock, additional paid-in capital and the accumulated deficit of Ascent.

(E)	Reflects the one-time charge of $6,217,000 for the portion of the purchase price allocated to in-process research and development.

(F)	Reflects the elimination of debt issues costs and assets contingently transferred to Alpharma USPD in exchange for the cancellation of amounts owed by Ascent under a loan agreement.

(G)	Reflects the elimination of deferred revenue not determined to be an assumed liability.

(H)	Deferred tax assets acquired net of Medicis deferred tax liability reclassified to a net long-term asset position.

         Pro Forma Adjustments to Statements of Income

(1)	In connection with the merger, Medicis recorded approximately $35,237,000 of intangible assets, which represent the amount paid in excess of the fair value of the net tangible assets acquired of Ascent on the date of the transaction. The value of the intangible assets has been allocated to separately identified intangible assets and goodwill based upon an independent valuation analysis.

In June 2001, the FASB issued SFAS No. 141, which provided that goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company is required to adopt SFAS No. 141 for business combinations commencing after July 1, 2001. Thus goodwill related to this merger will not be amortized but will be subject to periodic impairment tests. To the extent the Company is required to pay additional amounts such as contingent consideration or settlement of pre-acquisition contingencies, the amount of goodwill that will be subject to periodic impairment assessments will increase. The intangible assets that do have definite lives are being amortized over estimated useful lives ranging from 5 to 20 years.

(2)	Represents the reduction of interest earned on cash and investments utilized to purchase Ascent using an average interest rate of 3.5 percent.

(3)	Represents the reduction of interest expense that Ascent was paying on its various debt and financing obligations.

(4)	Represents the income tax benefit on the net loss of Ascent and the purchase accounting adjustments at a blended rate of approximately 33.5% and 35.0% for the year ended June 30, 2001 and the three months ended September 30, 2001, respectively.

(5)	Represents the elimination of preferred stock dividends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICIS PHARMACEUTICAL CORPORATION

Date:	January 28, 2002	By:	/s/ Jonah Shacknai Jonah Shacknai Chairman and Chief Executive Officer

		By:	/s/ Mark A. Prygocki, Sr. Mark A. Prygocki, Sr. Executive Vice President Chief Financial Officer Corporate Secretary and Treasurer